EXHIBIT 99.1
EXECUTION COPY

PURCHASE AGREEMENT

by and among

TERRESTAR NETWORKS INC.,

TERRESTAR LICENSE INC.,

TERRESTAR NATIONAL SERVICES INC.,

TERRESTAR NETWORKS HOLDINGS (CANADA) INC.,

TERRESTAR NETWORKS (CANADA) INC.,

0887729 B.C. LTD.,

and

GAMMA ACQUISITION L.L.C.

and (solely with respect to Section 6.19 hereof)

DISH NETWORK CORPORATION

dated as of June 14, 2011

TABLE OF CONTENTS

Page

ARTICLE I.	DEFINITIONS	2

ARTICLE II.	PURCHASE AND SALE OF ASSETS	2

Section 2.1	Sale and Transfer of Assets	2
Section 2.2	Retained Assets	4
Section 2.3	Assumption of Liabilities	5
Section 2.4	Non-Assumed Liabilities	5
Section 2.5	The Purchase Price	6
Section 2.6	Sale Free and Clear	8

ARTICLE III.	CLOSING	8

Section 3.1	Funding and Closing	8
Section 3.2	Deliveries by Sellers	9
Section 3.3	Deliveries by Purchaser	10
Section 3.4	Nonassignable Assets	11
Section 3.5	Termination and Alternative Sale	11

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF SELLERS	16

Section 4.1	Organization	16
Section 4.2	Financial Statements	16
Section 4.3	Real and Personal Property	17
Section 4.4	Authorization; Enforceability	18
Section 4.5	No Conflicts	18
Section 4.6	Consents and Approvals	18
Section 4.7	Intellectual Property	19
Section 4.8	Material Contracts	21
Section 4.9	Absence of Certain Developments	23
Section 4.10	No Undisclosed Liabilities	23
Section 4.11	Litigation	23
Section 4.12	Permits and Compliance with Laws	23
Section 4.13	Taxes	24
Section 4.14	Employees	26
Section 4.15	Compliance With ERISA and Canadian Plans	27
Section 4.16	Communications Matters	28
Section 4.17	Company Satellites	28
Section 4.18	Coordination Agreements	29
Section 4.19	Company Earth Stations	29
Section 4.20	U.S. Labor Relations	29
Section 4.21	Canada Labor Relations	30
Section 4.22	Brokers	30
Section 4.23	Environmental Matters	30

i

Section 4.24	Title to Assets; Sufficiency of Assets	31
Section 4.25	Insurance	31
Section 4.26	Customer Information	31

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	32

Section 5.1	Organization	32
Section 5.2	Authorization; Enforceability	32
Section 5.3	No Conflicts	32
Section 5.4	Consents and Approvals	32
Section 5.5	Financial Capability	33
Section 5.6	Bankruptcy	33
Section 5.7	Broker’s, Finder’s or Similar Fees	33
Section 5.8	Litigation	33
Section 5.9	Investment Intention	33
Section 5.10	Financial Qualification	33
Section 5.11	Qualification to Hold Communications Licenses	33
Section 5.12	Investment Canada Act	34
Section 5.13	Condition of Business	34

ARTICLE VI.	COVENANTS	34

Section 6.1	Interim Operations of the Business	34
Section 6.2	Access; Confidentiality	37
Section 6.3	Efforts and Actions to Cause Closing to Occur	38
Section 6.4	Notification of Certain Matters	40
Section 6.5	Transition of the Business	41
Section 6.6	Submission for Court Approvals	41
Section 6.7	Employee Matters	42
Section 6.8	Subsequent Actions	43
Section 6.9	Publicity	43
Section 6.10	Tax Matters	43
Section 6.11	Designation Dates	46
Section 6.12	Prompt Payment of Cure Amounts; Prepayment of Designated Customer Contracts	46
Section 6.13	Completion of Nonassignable Designated Contracts	46
Section 6.14	No Violation	47
Section 6.15	Insurance; Risk of Loss	47
Section 6.16	Purchaser Protections	47
Section 6.17	Use of Proceeds of Funding Date Payment	47
Section 6.18	Entry into New DIP Agreement	48
Section 6.19	Parent Obligations.	48

ii

ARTICLE VII.	CONDITIONS	49

Section 7.1	Conditions to Obligations of Purchaser	49
Section 7.2	Conditions to Obligations of Sellers	52

ARTICLE VIII.	TERMINATION	53

Section 8.1	Termination	53
Section 8.2	Effect of Termination	55
Section 8.3	Good Faith Deposit; Break-Up Fee; Expense Reimbursement	56

ARTICLE IX.	MISCELLANEOUS	57

Section 9.1	Survival of Covenants, Representations and Warranties	57
Section 9.2	Amendment and Modification	57
Section 9.3	Notices	57
Section 9.4	Counterparts	59
Section 9.5	Entire Agreement; No Third Party Beneficiaries	59
Section 9.6	Severability	59
Section 9.7	Governing Law	59
Section 9.8	Exclusive Jurisdiction	59
Section 9.9	Remedies	60
Section 9.10	Specific Performance	60
Section 9.11	Purchaser Acknowledgement	60
Section 9.12	Assignment	60
Section 9.13	Headings	60
Section 9.14	No Consequential or Punitive Damages	61
Section 9.15	Definitions	61
Section 9.16	Bulk Transfer Notices	78
Section 9.17	Interpretation	78

EXHIBITS

Exhibit A                      Form of Release1
Exhibit B                      Alternative Sale Procedures
Exhibit C                      Form of Bill of Sale2
Exhibit D                      Form of Escrow Agreement
Exhibit E                      Form of Instrument of Assumption3
Exhibit F                      Form of Sale Order
Exhibit G                      Operating Budget

1	Draft to be provided at a later date.
2	Draft to be provided at a later date.
3	Draft to be provided at a later date.

iii

PURCHASE AGREEMENT

This Purchase Agreement, dated as of June 14, 2011, is made and entered into by and among (i) TerreStar Networks Inc., a Delaware corporation (“TerreStar Networks”), TerreStar License Inc., a Delaware corporation, TerreStar National Services Inc., a Delaware corporation, TerreStar Networks Holdings (Canada) Inc., an Ontario corporation, TerreStar Networks (Canada) Inc., an Ontario corporation, and 0887729 B.C. Ltd., a British Columbia corporation (each, a “Seller” and collectively, “Sellers”), (ii) Gamma Acquisition L.L.C., a Colorado limited liability company (“Purchaser”), and (iii) solely with respect to Section 6.19 of this Agreement, DISH Network Corporation, a Nevada corporation (“Parent”).

RECITALS

WHEREAS, Sellers are engaged in the business of operating a mobile wireless communications system based on integrated satellite and ground-based technology to provide mobile coverage throughout the United States and Canada (the “Business”);

WHEREAS, on October 19, 2010, Sellers filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which cases are being jointly administered under Case No. 10-15446 (the “Bankruptcy Cases”);

WHEREAS, on October 21, 2010, the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court” and the proceeding before the Canadian Court, the “CCAA Recognition Proceeding”) granted orders under Part IV of the Companies' Creditors Arrangement Act, R.S.C. 1985, c.C-36 that, among other things, recognized the Bankruptcy Cases as the “foreign main proceedings” of Sellers;

WHEREAS, Purchaser desires to purchase and acquire from Sellers certain assets and rights used in the operation of the Business, and Sellers desire to sell, convey, assign and transfer such assets and rights to Purchaser, in the manner and subject to the terms and conditions set forth herein and as authorized under sections 105, 363 and 365 of the Bankruptcy Code; and

WHEREAS, Sellers desire to assign to Purchaser, and Purchaser desires to assume from Sellers, certain liabilities, in the manner and subject to the terms and conditions set forth herein and as authorized under sections 105, 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

The terms defined or referenced in Section 9.15, whenever used herein, shall have the meanings set forth therein for all purposes of this Agreement.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

Section 2.1 Sale and Transfer of Assets

.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall unconditionally Transfer to Purchaser and/or one or more of Purchaser’s Affiliates or Subsidiaries, as designated by Purchaser, and Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, shall purchase, acquire, assume and accept from Sellers, free and clear of all Seller Liabilities, Liens, Claims and Interests (except for Liens created by Purchaser and any Assumed Permitted Liens and Assumed Liabilities), all of Sellers’ right, title and interest in and to all of their Assets, other than the Retained Assets (collectively, the “Acquired Assets”), including (except as listed in Section 2.2):

(a) the shares of capital in TerreStar Solutions Inc. ( “Solutions”) listed on Section 4.24(c) of the Disclosure Letter;

(b) all Intellectual Property of the Sellers, including the items listed on Section 2.1(b) of the Disclosure Letter;

(c) all Contracts set forth on Section 2.1(c) of the Disclosure Letter (which Purchaser has the right to revise in its discretion in accordance with Section 6.11 hereof) (collectively, the “Designated Contracts”);

(d) the Real Property and personal property of Sellers, including the Leased Real Property (to the extent the applicable lease is a Designated Contract), all easements and rights of way and all buildings, fixtures and improvements erected on the Real Property;

(e) all books, files, data, customer and supplier lists, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files, personnel records of Transferred Employees to the extent the Transfer of such items is permitted under Applicable Law (excluding personnel files for employees who are not Transferred Employees) and related books and records for the Acquired Assets and all other records of Sellers;

(f) all computer systems, computer hardware and Software of Sellers;

(g) all inventory, supplies, finished goods, works in process, goods-in-transit, packaging materials and other consumables of Sellers (the “Inventory”);

(h) all Transferable Permits of any Seller, including all letters of intent, reservations of spectrum and Permits issued by the FCC and Industry Canada listed on Section 2.1(h) of the Disclosure Letter;

(i) the mobile satellite service system owned or operated by Sellers (including Sellers’ rights or rights of use with respect to T1 and T2, gateway earth stations, calibration earth stations, mobile earth stations (to the extent that the Sellers hold legal title to such mobile earth stations), and other facilities and equipment related thereto, collectively, the “Mobile Satellite System”), including all rights to (A) own, operate and control the Mobile Satellite System, (B) own, operate and control the Ancillary Terrestrial Component service, in the United States using the radio frequencies 2000-2010 and 2190-2200 MHz, (C) construct and operate terrestrial wireless facilities in the United States utilizing the spectrum referenced in (B), and (D) fully utilize the FCC Licenses and the Industry Canada Licenses in accordance with the conditions set out therein;

(j) all machinery, vehicles, tools, equipment, furnishings, office equipment, fixtures, furniture, spare parts and other fixed Assets which are owned by Sellers (and Sellers’ right, title and interest in any leases relating to the same to the extent the applicable lease is a Designated Contract), including all of Sellers’ right, title and interest in or to all ground infrastructure, towers, transmission lines, antennas, microwave facilities, transmitters and related equipment (“System Equipment”) (all of the foregoing, collectively, “Equipment”);

(k) all advertising or promotional materials of Sellers to the extent related to the other Acquired Assets set forth in this Section 2.1;

(l) all manufacturer’s warranties to the extent related to the Acquired Assets and all claims under such warranties;

(m) to the extent Transferable under Applicable Law, all rights to the telephone numbers (and related directory listings), Internet domain names, Internet sites and other electronic addresses used by, assigned or allocated to Sellers;

(n) all prepaid expenses (excluding prepaid expenses related to Taxes) of Sellers relating to any portion of the Acquired Assets;

(o) all advances or similar prepayments relating to Transferred Employees;

(p) cash held in any security deposits, earnest deposits, customer deposits and other deposits and all other forms of security placed with Sellers for the performance of a contract or agreement which otherwise constitutes a portion of the Acquired Assets (“Third Party Deposits”);

(q) all Investments and any and all Cash and Cash Equivalents or revenues received by the Sellers after the Funding Date in respect of the Acquired Assets;

(r) proceeds received after the Funding Date under insurance policies of Sellers to the extent received or receivable with respect to the Business or the Acquired Assets and, to the extent contractually and legally permissible, all rights of every nature and description under or arising out of such policies to the extent unexpired as of the Closing Date, in each case, other than (i) policies which relate to any Employee Benefit Plans of Sellers which are not being assumed by Purchaser and (ii) any policies relating to the liability of Sellers’ directors and officers;

(s) all Accounts Receivable and Intercompany Receivables, whether or not reflected on the books of Sellers as of the Closing Date;

(t) customer relationships, goodwill and all other intangible assets relating to, symbolized by or associated with the Business;

(u) all other rights of each Seller in the Assets owned by the Sellers necessary to or utilized in the operation of the Business as it is presently conducted other than the Retained Assets; and

(v) all rights, privileges, claims, demands, choses in action, prepayments, deposits, refunds, indemnification rights, warranty claims, offsets and other claims of Sellers against (i) Third Parties (“Actions”) relating to the Acquired Assets set forth in clauses (a) through (u) of this Section 2.1, other than Avoidance Actions set forth in Section 2.2(j) or (ii) the Purchaser and/or any of Purchaser’s Affiliates or Subsidiaries.

Section 2.2 Retained Assets

.  Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include the Assets which are to be retained by Sellers and not sold or assigned to Purchaser (collectively, the “Retained Assets”), which shall be limited to the following:

(a) Cash and Cash Equivalents on hand of the Sellers as of the Closing Date other than as specifically provided for in Sections 2.1(q) and 2.1(r) and net of Third Party Deposits;

(b) all rights of Sellers in and to all Contracts other than the Designated Contracts;

(c) all losses, loss carryforwards and rights to receive refunds, and credits with respect to any and all Taxes of Sellers (and/or of any of their Affiliates) that constitute Non-Assumed Liabilities;

(d) all Tax Returns of Sellers;

(e) all personnel files for employees who are not Transferred Employees and personnel files of Transferred Employees that may not be Transferred under Applicable Laws;

(f) books and records that Sellers are required by Applicable Law to retain to the extent they relate exclusively to the Retained Assets or the Non-Assumed Liabilities;

(g) customer relationships, goodwill and other intangible assets relating to, symbolized by or associated exclusively with the Retained Assets;

(h) all Employee Benefit Plans and Canadian Plans, including rights and any assets under any Employee Benefit Plan or Canadian Plan of Sellers which are not being assumed by Purchaser;

(i) any directors and officers liability insurance policies of Sellers and any claims thereunder;

(j) the Avoidance Actions and all other Actions, including those related to the Retained Assets set forth in clauses (a) through (i) of this Section 2.2, other than as specifically provided for in Section 2.1(v); and

(k) all right and claims of Sellers arising under this Agreement and the Ancillary Agreements.

Section 2.3 Assumption of Liabilities

(a) Purchaser shall (or shall cause its designated Subsidiaries or Affiliates to) assume, and become solely and exclusively liable for, the following liabilities of Sellers and no others (collectively, the “Assumed Liabilities”): (i) all liabilities and obligations of Sellers under the Designated Contracts that arise exclusively after the Closing Date; (ii) any other liabilities and obligations that are specifically designated by Purchaser in writing on or prior to the Closing Date; (iii) all liabilities relating to, or arising in respect of the Acquired Assets accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing after the Closing Date, or the operation of the Business or the Acquired Assets after the Closing Date; (iv) all accrued liabilities with respect to the Employees and the Transferred Employees; including all accrued salary, vacation, and other compensation, and workers’ compensation obligations (except for liabilities related to the Employee Benefit Plans and the Canadian Plans and such other non-assumed liabilities as are set forth in Section 2.4); (v) all liabilities arising out of or resulting from a change of control, layoffs or termination of the Employees and the Transferred Employees by any Seller prior to or on the Closing Date that arises from the consummation of the Transactions, including WARN Obligations; and (vi) all liabilities and obligations of the Purchaser under Section 6.7 herein (the liabilities and obligations described in Sections 2.3(a)(iv), 2.3(a)(v) and 2.3(a)(vi), collectively, the “Employee Obligations”); provided, that Purchaser shall not assume the Employee Obligations to the extent they exceed $30 million in the aggregate.

(b) Nothing contained in this Agreement shall require Purchaser or any of its Affiliates to pay, perform or discharge any Assumed Liability so long as it shall in good faith contest or cause to be contested the amount or validity thereof.

(c) Nothing contained in this Section 2.3 or in any Instrument of Assumption or similar instrument, agreement or document executed by Purchaser at the Funding or the Closing shall release or relieve Sellers from their representations, warranties, covenants and agreements contained in this Agreement or any Ancillary Agreement or any certificate, schedule, instrument, agreement or document executed pursuant hereto or in connection herewith.

Section 2.4 Non-Assumed Liabilities

 Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Seller Liabilities or any obligations or liabilities of any of their Subsidiaries or Affiliates or the Business, other than the Assumed Liabilities specified in Section 2.3(a) (collectively, the “Non-Assumed Liabilities”).  For purposes of clarity, each of (a) any liabilities or obligations with respect to any Employee Benefit Plan, Canadian Plan, Canadian Union Plan, the Key Employee Incentive Plan, the Canada Pension Plan, the Quebec Pension Plan or other such plans created by an Applicable Law or administered by a Governmental Entity, (b) any Cure Amounts, (c) any liabilities or obligations of Sellers with respect to Taxes with respect to Sellers, the Business, or the Acquired Assets (except as provided in Section 6.10), (d) other claims (including Taxes) against or relating to any of the Acquired Assets, Assumed Liabilities and/or the Business arising prior to the Closing Date, and (e) Employee Obligations in excess of $30 million in the aggregate, shall be Non-Assumed Liabilities.

Section 2.5 The Purchase Price

(a) Purchase Price.  The total purchase price (“Purchase Price”) shall be $1.375 billion and shall consist of:  (i) $50 million, which shall be deposited into the Escrow Account to provide funding for working capital and administrative expenses incurred, accrued, payable or paid by Sellers during the period from the Funding Date through December 31, 2011, in accordance with the Operating Budget (the “Working Capital Escrow Consideration”); (ii) $1.295 billion, which shall be payable on or before the Funding Date (the “Funding Date Payment” and, together with the Working Capital Escrow Consideration, the “Funding Date Consideration”); (iii) $30 million, less the amount of the Employee Obligations, which shall be payable as set forth in Section 2.5(b)(v) (the “Closing Date Payment”) and (iv) the Purchaser’s assumption of the Employee Obligations on the Closing Date.   The Purchase Price is payable as set forth in Section 2.5(b).

(b) Payment of Purchase Price and Other Sources of Funding.

(i)
Simultaneously with the execution of this Agreement, the parties shall execute and deliver the Escrow Agreement and Purchaser shall contemporaneously deposit into the Escrow Account, by wire transfer of immediately available funds, cash in the amount of $68.75 million, which funds shall be held by the Escrow Agent and invested as provided for in the Escrow Agreement (such funds, the “Good Faith Deposit”) and released by the Escrow Agent only in accordance with this Agreement and the Escrow Agreement.

(ii)
On the Funding Date, the Good Faith Deposit shall be released from the Escrow Account pursuant to the Escrow Agreement and credited against the Funding Date Consideration portion of the Purchase Price payable to Sellers.

(iii)
On the Funding Date, Purchaser shall cause the Working Capital Escrow Consideration to be deposited into the Escrow Account; it being understood that to the extent that any portion of the Working Capital Escrow Consideration has not been (a) disbursed to Sellers or (b) reserved by Sellers in order to satisfy working capital and administrative expenses incurred, accrued, payable or paid by Sellers during the period from the Funding Date through December 31, 2011, in accordance with the Operating Budget, as of the earlier of the Closing or December 31, 2011, such remaining Working Capital Escrow Consideration  shall be distributed to Sellers promptly after such date.

(iv)

On the Funding Date, Purchaser shall pay to Sellers the Funding Date Payment (net of the amount previously paid as the Good Faith Deposit) by wire transfer of immediately available funds to an account specified by Sellers in writing.

(v)
Upon the earliest to occur of: (i) the Closing, (ii) two (2) Business Days following the date upon which the FCC or Industry Canada denies, dismisses or designates for an evidentiary hearing the applications for the FCC Consent or the Industry Canada Approval or (iii) two (2) Business Days following the date upon which an Alternative Sale Notice is delivered in accordance with Section 3.5(b)(i) of this Agreement, Purchaser shall pay to Sellers the Closing Date Payment by wire transfer of immediately available funds to an account specified by Sellers in writing; provided that if the Closing Date Payment is to be made pursuant to clauses (ii) or (iii) of this Section 2.5(b)(v) for purposes of making the Closing Date Payment, the amount of the Employee Obligations shall be deemed to be $5,000,000 (the “Employee Obligation Amount”) and Purchaser shall have no obligation under this Agreement to assume any Employee Obligations in excess of the Employee Obligation Amount.

(vi)
Purchaser shall be entitled to withhold from any amount payable pursuant to this Agreement, such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under any provision of applicable federal, state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.  To the extent Purchaser believes a withholding tax will apply, Purchaser shall give Seller notice thereof and shall work with Seller in good faith in an effort to mitigate such withholding.

(c) Allocation of Purchase Price.  Within sixty (60) days of the Closing Date, Purchaser shall prepare and deliver to Sellers a statement allocating the sum of the Purchase Price, the Assumed Liabilities and other relevant items among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and the Income Tax Act and upon reasonable consultation with Sellers, and with Sellers’ consent, which consent shall not be unreasonably withheld or delayed (such statement, the “Allocation Statement”).  The parties shall follow the Allocation Statement for purposes of filing IRS Form 8594 and all other Tax Returns, and shall not voluntarily take any position inconsistent therewith.  If the IRS or any other taxation authority proposes a different allocation, Sellers or Purchaser, as the case may be, shall promptly notify the other party of such proposed allocation.  Sellers or Purchaser, as the case may be, shall provide the other party with such information and shall take such actions (including executing documents and powers of attorney in connection with such proceedings) as may be reasonably requested by such other party to carry out the purposes of this section.  Except as otherwise required by Applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of United States state, local, or non-United States law), (i) the transactions contemplated by Article II of this Agreement shall be reported for all Tax purposes in a manner consistent with the terms of this Section 2.5(c); and (ii) neither party (nor any of their Affiliates) will take any position inconsistent with this Section 2.5(c) in any Tax Return, in any refund claim, in any litigation or otherwise.  Notwithstanding the allocation of the Purchase Price set forth in the Allocation Statement, nothing in the foregoing shall be determinative of values ascribed to the Acquired Assets or the allocation of the value of the Acquired Assets in any plan or reorganization or liquidation that may be proposed and the Sellers reserve the right on their behalf and on behalf of the Sellers’ estates, to the extent not prohibited by Applicable Law and accounting rules, for purposes of any plan of reorganization or liquidation, to ascribe values to the Acquired Assets and to allocate the value of the Acquired Assets to different Sellers in the event of, or in order to resolve, inter-estate creditor disputes in the Bankruptcy Cases.

Section 2.6 Sale Free and Clear

.  Sellers acknowledge and agree and the Sale Order shall provide that, on the Funding Date and concurrently with the Funding, all then existing or thereafter arising Seller Liabilities, Claims, Interests and Liens (other than those in favor of Purchaser created under this Agreement and/or any Ancillary Agreement, the Assumed Permitted Liens, if any, and Assumed Liabilities) of, against or created by any of Sellers or their bankruptcy estates, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Acquired Assets and thereupon shall attach to the Purchase Price with the same force, effect, validity, enforceability, and priority as such Seller Liabilities, Claims, Interests and Liens had attached to the Acquired Assets as of the Funding Date.  Following receipt of the Specified Regulatory Approvals, on the Closing Date in accordance with Section 3.1(c)(i) of this Agreement, the Acquired Assets shall be Transferred to Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, to the fullest extent permitted by Section 363 of the Bankruptcy Code, free and clear of all Seller Liabilities, Claims, Interests, Liens, and rights of first refusal or offer, other than the Assumed Permitted Liens, if any, and the Assumed Liabilities or, in the event of an Alternative Sale to a Third Party purchaser under Section 3.5 of this Agreement, the Acquired Assets shall be Transferred to such Third Party purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, free and clear to the fullest extent permitted by Section 363 of the Bankruptcy Code, to the same extent as contemplated under this Agreement had the Acquired Assets been transferred to Purchaser hereunder.

ARTICLE III.

CLOSING

Section 3.1 Funding and Closing

.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Funding and the Closing shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036-6745, at 10:00 a.m., New York time as specified below, unless another date, time and/or place is agreed in writing by each of the parties hereto.

(b) The Funding shall occur on or before the date (the “Funding Date”) that is not later than the fifth Business Day following the satisfaction and/or waiver of all conditions to the Funding as set forth in Article VII (other than conditions which by their nature can be satisfied only at the Funding).  On the Funding Date, the Good Faith Deposit shall be released to Sellers and Purchaser shall deliver the Funding Date Consideration (net of the amount previously paid as the Good Faith Deposit) to Sellers in accordance with Sections 2.5(b)(iii) and (iv).

(c) The Closing shall occur on the date (the “Closing Date”) that is either (i) not later than the fifth Business Day following the satisfaction and/or waiver of all conditions to the Closing as set forth in Article VII (other than conditions which by their nature can be satisfied only at the Closing), or (ii) the date upon which an Alternative Sale is consummated in accordance with Section 3.5.

(d) Sellers will retain de facto and de jure ownership, direction and control (within the meaning of the Communications Laws), of the Acquired Assets, including, for the avoidance of doubt of all FCC Licenses, FCC-licensed facilities, Industry Canada Licenses and Industry Canada-licensed facilities, until the Closing has occurred.

(e) For the avoidance of doubt, the parties hereby agree that once the Funding shall have occurred, Purchaser shall not be entitled to any refund of any portion of the Purchase Price.

Section 3.2 Deliveries by Sellers

(a) At the Funding, Sellers shall deliver or cause to be delivered to Purchaser (unless previously delivered):

(i)	the officers’ certificate referred to in Section 7.1(a)(viii);

(ii)	a duly executed release (the “Release”) from each of the Sellers substantially in the form attached as Exhibit A hereto;4

4 Such Release shall provide that the Purchaser and its Affiliates and Subsidiaries (collectively, the “Released Parties”) are deemed released and discharged by the Sellers from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Sellers, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereinafter arising, in law, equity or otherwise, that the Sellers would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of another entity, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Funding Date, other than (i) arising under this Agreement or (ii) relating to any act or omission of a Released Party that constitutes gross negligence, fraud or willful misconduct, as determined by a Final Order; provided, however, notwithstanding anything to the contrary in this Agreement, Purchaser and its Affiliates shall not be released from and nothing in this Agreement shall affect (i) the litigation matters styled as (A) Sprint Nextel Corp. and Official Comm. of Unsecured Creditors of TerreStar Networks Inc. v. U.S. Bank Nat’l Assoc. and TerreStar Networks Inc., Adv. Pro. No. 10-05461 (SHL) and (B) The Official Comm. of Unsecured Creditors of TerreStar Networks Inc, et al. v. U.S. Bank Nat’ Assoc., Adv. Pro. No. 11-01268 (SHL), or (ii) any party’s right to object to payment of the “make-whole” premium on the Senior Secured Notes asserted in Claim No. 83, filed by U.S. Bank National Association as Indenture Trustee and Collateral Agent for the Senior Secured Notes.

(iii)	a certified copy of the Sale Recognition Order;

(iv)	executed copies of the consents and approvals referred to in Section 7.1(a)(iii); and

(v)	such other instruments as are reasonably requested by Purchaser and are otherwise necessary to consummate the Funding.

(b) At the Closing, Sellers shall deliver or cause to be delivered to Purchaser (unless previously delivered) each of the following:

(i)	copies of the FCC Consent and the Industry Canada Approval;

(ii)	the duly executed Bill of Sale and duly executed counterparts of each Conveyance Document in respect of the Acquired Assets;

(iii)	a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities;

(iv)	stock certificates or similar documents representing the shares of capital owned by Sellers in Solutions;

(v)
a certification of non-foreign status for each Seller (other than Sellers organized in Canada) in a form and manner which complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder; and

(vi)	all other documents required to be delivered by Sellers to Purchaser at or prior to the Closing in connection with the Transactions, including any tax election provided in Section 6.10 hereof.

Subject to the provisions of Section 6.13 hereof, nothing contained in this Section 3.2 is intended to nor shall be deemed to require the assignment or novation of, at the Closing, any Nonassignable Designated Contract.

Section 3.3 Deliveries by Purchaser

(a) At the Funding, Purchaser shall deliver or cause to be delivered to Sellers (unless previously delivered):

(i)	the Purchase Price, as provided in Section 2.5(b)(ii);

(ii)	all other documents required to be delivered by Purchaser to Sellers at or prior to the Funding in connection with the Transactions;

(iii)	the Purchaser DIP Termination Letter;

(iv)	copies of the Investment Canada Approval and Competition Act Approval; and

(v)	such other instruments as are reasonably requested by Sellers and are otherwise necessary to consummate the Funding.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers (unless previously delivered):

(i)	a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities;

(ii)	a duly executed joinder to the Shareholders Agreement; and

(iii)	all other documents required to be delivered by Purchaser to Sellers at or prior to the Closing in connection with the Transactions, including any tax election provided in Section 6.10 hereof.

Section 3.4 Nonassignable Assets

.  To the extent that any Asset otherwise to be acquired by Purchaser upon the Closing pursuant to Section 2.1 hereof is determined by the Bankruptcy Court to be non-assignable pursuant to section 365(c) of the Bankruptcy Code (each, a “Nonassignable Asset”), such Nonassignable Asset shall be held, as of and from the Closing Date, for the benefit and burden of Purchaser and the covenants and obligations thereunder shall be fully performed by Purchaser on the relevant Seller’s behalf (to the extent such covenants and obligations are Assumed Liabilities) and all rights (to the extent such rights are Acquired Assets) existing thereunder shall be for Purchaser’s account.  To the extent permitted by Applicable Law, the relevant Seller shall take or cause to be taken, at Purchaser’s expense, such actions as Purchaser may reasonably request which are required to be taken or appropriate in order to provide Purchaser with the benefits and burdens of the Nonassignable Asset.  The relevant Seller shall promptly pay over to Purchaser the net amount (after expenses and Taxes of Seller (after taking into account any Tax benefits arising from such payments)) of all payments received by it in respect of all Nonassignable Assets, other than payments received from Purchaser pursuant to this Agreement.

Section 3.5 Termination and Alternative Sale

(a) Notwithstanding anything to the contrary set forth in this Agreement, in any Ancillary Agreement or otherwise, if the Funding shall have occurred, then neither party shall thereafter have any right to terminate this Agreement (pursuant to Article VIII hereof or otherwise) or rescind any of its actions or modify any of its obligations hereunder or thereunder, except pursuant to this Section 3.5.  After the Funding, the obligations of Sellers under this Section 3.5 and the accompanying Alternative Sale Procedures (the “Alternative Sale Obligations”) shall (x) not be terminable or dischargeable at any time for any reason except as set forth in this Section 3.5, (y) survive any conversion, dismissal, or consolidation of the Bankruptcy Cases or the CCAA Recognition Proceeding and (z) survive the termination of this Agreement by any means other than as expressly set forth in this Section 3.5.  In addition, this Agreement and the Alternative Sale Obligations shall survive the confirmation of any plan of reorganization or liquidation in the Bankruptcy Cases (a “Plan”) or any plan, scheme, composition, reorganization, liquidation or other arrangement in the Bankruptcy Cases or other insolvency proceeding related to Sellers, including any order in the CCAA Recognition Proceeding recognizing any of the foregoing (an “Arrangement”) and shall be binding in any additional or subsequent insolvency proceeding whether under the Bankruptcy Code or any other state, national or international insolvency or bankruptcy law.  This Section 3.5 is intended to be, and the Sale Order shall specifically provide that it shall be, binding upon (i) any successors or assigns of Sellers, (ii) any trustee, examiner, or other party in interest or representative of any Seller’s estate, (iii) any reorganized Seller, liquidating trustee, debtor in possession, administrator, liquidator or trustee in the Bankruptcy Cases, the CCAA Recognition Proceeding or any other insolvency proceeding involving or related to the Acquired Assets, (iv) any other entity vested or revested with any right, title or interest in or to the Acquired Assets, whether under a Plan, an Arrangement or otherwise and (v) any other Person claiming any rights in or control over any of the Acquired Assets, (each of the foregoing, under subclauses (i)-(v), inclusive of this Section 3.5(a), a “Seller Successor”) as if such Seller Successor were a Seller hereunder.  After the Funding, the obligations under this Agreement, including the Alternative Sale Obligations, may not be discharged under Bankruptcy Code section 1141 or 727 or otherwise and may not be abandoned under Bankruptcy Code section 554 or otherwise or terminated for any reason except as specifically set forth in this Section 3.5.

(b) Alternative Sale.

(i)
Sale Notice.  At the earliest to occur of (A) the date six months after the application for the FCC Consent with respect to the Transactions has been submitted to the FCC, if all or any one of the Specified Regulatory Approvals shall not have been granted on or prior to such date, (B) the date that is ten (10) Business Days after Purchaser becomes aware that any of Sellers has or have committed a material breach of this Agreement or any Ancillary Agreement, and such material breach shall not have been cured during the ten (10) Business Day period after Purchaser provides written notice thereof to the Sellers, (C) the date upon which the FCC or Industry Canada denies, dismisses or designates for an evidentiary hearing the applications for the FCC Consent or the Industry Canada Approval, or (D) after the Funding Date, upon Purchaser’s election, Purchaser shall have the right to deliver a written notice (“Purchaser Alternative Sale Notice”) to Sellers to implement the Alternative Sale Procedures and request that Sellers sell or otherwise dispose of some or all of the Acquired Assets to one or more Third Parties that are eligible to hold legal title to such Acquired Assets, with all proceeds from such sales accruing to the sole benefit and account of Purchaser in accordance with the procedures set out in Exhibit A, including the procedure for identifying bona fide potential Third Party purchasers (each such sale or disposal, the “Alternative Sale”).  In the event that the Closing has not occurred, at any time after January 1, 2013, unless a Purchaser Alternative Sale Notice shall previously have been delivered, Sellers shall have the right to deliver a written notice (“Seller Alternative Sale Notice” and together with the Purchaser Alternative Sale Notice, the “Alternative Sale Notice”) to Purchaser to implement the Alternative Sale Procedures to sell or otherwise dispose of the Acquired Assets.  Notwithstanding any other provision hereof, it is understood and agreed that all Specified Regulatory Approvals and any other required approvals from Governmental Entities must be obtained for any Alternative Sale and are conditions precedent to the closing of any Alternative Sale and Sellers will retain de facto and de jure ownership, direction and control (within the meaning of the Communications Laws) of the Acquired Assets, including, for the avoidance of doubt, of all FCC Licenses, FCC-licensed facilities, Industry Canada Licenses and Industry Canada-licensed facilities until the closing of any Alternative Sale.

(ii)
Alternative Sale Procedures.  From and after the date of an Alternative Sale Notice, Sellers shall comply with all commercially reasonable directions from Purchaser with respect to an Alternative Sale and otherwise cooperate with Purchaser in conducting each Alternative Sale in accordance with the Alternative Sale Procedures (including engaging the Investment Bank and such other advisors in connection with each Alternative Sale as may be requested by Purchaser), and shall follow reasonable instructions from Purchaser in determining the terms and conditions of the Alternative Sale and the sale process.  It is expressly understood and agreed that the Alternative Sale is for the sole benefit and account and at the sole risk of Purchaser, in no event shall Sellers market, initiate or enter into any Alternative Sale or any agreement therefor without the prior written consent of Purchaser and in no event shall Sellers be required to provide any indemnification to a Third Party purchaser in connection with an Alternative Sale nor shall Purchaser be entitled to any refund or reduction of the Purchase Price regardless of the price paid for the Acquired Assets by a Third Party in an Alternative Sale.  Sellers further agree and confirm that they shall direct the Third Party purchasers in the Alternative Sale to pay all proceeds payable in the Alternative Sale directly to Purchaser.  Purchaser shall pay for any and all of costs and expenses reasonably incurred by Sellers in accordance with this Section 3.5(b) in conducting an Alternative Sale; provided, however, that the engagement of any Investment Bank or any other professional shall be governed by and paid for pursuant to the procedures set forth in Exhibit B.

(iii)
Effect of Alternative Sale.  Upon the closing and consummation of any Alternative Sale, (A) all amounts in the Escrow Account relating to the Working Capital Escrow Consideration (which, for the avoidance of doubt, shall only include the amount paid on the Funding Date with respect to the estimated working capital and administrative expense requirements of the Sellers through December 31, 2011), to the extent not previously released and delivered to Sellers, shall be released therefrom and delivered to Sellers in accordance with this Agreement and the Escrow Agreement, (B) all other amounts in the Escrow Account (which, for the avoidance of doubt, shall only include amounts paid with respect to the estimated working capital requirements of the Sellers from and after January 1, 2012) shall be released therefrom and delivered to the Purchaser, and (C) this Agreement and the Escrow Agreement shall immediately be terminated (except for provisions of this Section 3.5(b) and such other provisions of this Agreement and the Escrow Agreement as are expressly stated to survive termination).

(c) Subject to any order of the Bankruptcy Court, the Canadian Court or other court of competent jurisdiction, and without in any way limiting any provision of this Agreement (including Section 6.1 or Section 6.4 hereof) that is otherwise operative during such period, Sellers covenant and agree that, after the Funding and until the Closing:

(i)	Sellers shall cause to be delivered to Purchaser the following:

(1)
as soon as practicable, but in any event within 90 days after the end of each fiscal year, the audited consolidated balance sheet as of the last day of such year and related consolidated statements of income and cash flow of TerreStar Networks (including the notes thereto) for such year, reported on and accompanied by a report from Ernst & Young LLP or other independent public accountants of nationally recognized standing selected by Sellers, such year-end financial reports to be in reasonable detail and prepared in accordance with GAAP;

(2)
as soon as practicable, but in any event within 45 days after the end of each of the first 3 quarters of each fiscal year, an unaudited consolidated balance sheet and related consolidated statement of income, schedule as to the sources and application of funds for such fiscal quarter, and statement of cash flow for TerreStar Networks (including the notes thereto) as of the end of such fiscal quarter, prepared in accordance with Sellers’ internal accounting policies applied consistently with those used in the Audited Financial Statements and in accordance with GAAP;

(3)
as soon as practicable, but in any event within 30 days of the end of each month, an unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flow for TerreStar Networks (including the notes thereto) as of the end of such month, prepared in accordance with Sellers’ internal accounting policies applied consistently with those used in the Audited Financial Statements and in accordance with GAAP;

(4)
as soon as practicable, but in any event within 30 days of the end of each month, a copy of each budget or revised budget, cash flow forecast and actual results comparison prepared by Sellers and furnished to their lenders pursuant to Article V of the DIP Credit Agreement;

(5)
accompanying each of the financial statements called for in subsections (1), (2) and (3) of this Section 3.5(c)(i), an instrument executed by the Chief Financial Officer or Chief Executive Officer of each Seller certifying that such financials were prepared in accordance with GAAP applied on a consistent basis with TerreStar Networks’ prior practice for earlier periods (in the case of subsections (2) and (3), with the exception of footnotes that may be required by GAAP) and fairly present the consolidated financial condition of TerreStar Networks and the consolidated results of operations and cash flows of TerreStar Networks for the periods specified therein, subject to normal, recurring year-end audit adjustment; and

(6)	monthly reports relating to T1 generated by Sellers and notice of any material anomalies affecting T1 of which any Seller has Knowledge.

(ii)
Following the Funding Date, (1) Purchaser shall be permitted to designate one representative of its choosing to attend all meetings of the Board of Directors of each Seller or each Seller Successor and any committees thereof, in each instance, in a nonvoting observer capacity and (2) TerreStar Networks shall use its reasonable best efforts to cause Solutions to allow Purchaser to designate one representative of its choosing to attend all meetings of the Board of Directors of Solutions, in a nonvoting observer capacity.  Except to the extent prohibited by Applicable Law, TerreStar Networks and each of the other Sellers, on behalf of itself and each Seller Successor, agrees to provide Purchaser’s representative the opportunity to attend all such meetings, and to cause such representative to be provided with copies of all notices, minutes, consents, and other materials (financial or otherwise) that are provided to directors of any such Board of Directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided, and provided, further, that Sellers shall not be required to provide such representative with any information that Sellers (1) reasonably believe to be protected by attorney-client privilege in circumstances where such privilege would be breached by providing information to such representative or (2) reasonably determine is a matter as to which there is a conflict of interest between Purchaser or its Affiliates, on the one hand, and such Seller, on the other hand.  The Purchaser representative shall be required to leave any board meeting for any discussion that Sellers (1) reasonably believe to be protected by attorney-client privilege in circumstances where such privilege would be breached by such representative’s  participation in the discussion, or (2) reasonably determine involves a matter as to which there is a conflict of interest between Purchaser or its Affiliates, on the one hand, and such Seller, on the other hand.  In the event that any Seller or Seller Successor or Solutions does not have a Board of Directors, then, with respect to such Seller or Seller Successor, Purchaser’s representative shall be provided with the rights set forth herein with respect to any comparable governing body, and, with respect to Solutions, TerreStar Networks shall use its reasonable best efforts to cause Solutions to allow Purchaser to designate one representative of its choosing to attend all meetings of any comparable governing body of Solutions, in each instance, in a nonvoting observer capacity.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller with respect to itself only, hereby represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement, (i) except as otherwise stated in this Article IV , (ii) except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered by Sellers to Purchaser concurrently with the execution and delivery hereof (it being agreed that disclosure of any information in a particular section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such item is readily apparent) and (iii) all representations and warranties in this Article IV regarding Solutions are made solely to the Knowledge of TerreStar Networks.

Section 4.1 Organization

.  Each of the Sellers and Solutions has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of incorporation or organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.  Each of the Sellers and Solutions has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2 Financial Statements

(a) The audited consolidated balance sheet as of December 31, 2009 and related consolidated statements of income and cash flow of TerreStar Networks (including the notes thereto) for the year ended December 31, 2009, reported on and accompanied by a report from Ernst & Young LLP (the “Audited Financial Statements”), copies of which have heretofore been furnished to Purchaser, were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of TerreStar Networks as at such date and the consolidated results of operations and cash flows of TerreStar Networks for the period then ended.

(b) The unaudited consolidated balance sheet as of December 31, 2010 (the “Balance Sheet”) and the related unaudited statements of income and cash flow of TerreStar Networks (including the notes thereto) for the year ended December 31, 2010, and the unaudited consolidated statements of income and cash flow of TerreStar Networks (including the notes thereto) for the period from January 1, 2011 to May 31, 2011 (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Historical Financial Statements”), copies of which have heretofore been furnished to Purchaser, were prepared in accordance with Sellers’ internal accounting practices applied consistently with those used in the Audited Financial Statements and in accordance with GAAP and present fairly in all material respects the consolidated financial position of TerreStar Networks as at such dates and the consolidated results of operations and cash flows of TerreStar Networks for the applicable periods.

Section 4.3 Real and Personal Property

(a) Each of the Sellers and Solutions has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties constituting Acquired Assets (and, in the case of Solutions, all of its Real Properties) and has good and marketable title to its personal property and Assets constituting Acquired Assets (and, in the case of Solutions, all of its Assets), in each case, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and Assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such Acquired Assets are free and clear of Liens, other than  as (i) are described in the consolidated balance sheets included in the Historical Financial Statements, (ii) are Permitted Liens or (iii) individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Sellers and Solutions has complied with all obligations under all leases relating to Acquired Assets to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such leases may be assumed or rejected in the Bankruptcy Cases and otherwise are in full force and effect, except as set forth in Section 4.3(b) of the Disclosure Letter, or in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Section 4.3(b) of the Disclosure Letter, each Seller and Solutions enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 4.3(c) of the Disclosure Letter is a true and correct list, as of the date of this Agreement, of all Real Property constituting Acquired Assets owned by Sellers and the addresses thereof.

(d) Section 4.3(d) of the Disclosure Letter is a true and correct list, as of the date of this Agreement, of all Real Property constituting Acquired Assets leased by Sellers and the addresses thereof.

(e) As of the date of this Agreement, no Seller or Sold Company has received any written notice of any pending or contemplated condemnation proceeding affecting any of its owned Real Property constituting Acquired Assets (and, in the case of Solutions, affecting any of its owned Real Property) or any sale or disposition thereof in lieu of condemnation that remains unresolved.

(f) The First Amended and Restated Wholesale Satellite Capacity Agreement dated as of October 6, 2010 between TerreStar Solutions Inc. and TerreStar Networks (Canada) Inc. did not Transfer to Solutions any property interest in the Satellite (as defined therein), 100% of which is owned by TerreStar Networks (Canada) Inc.

Section 4.4 Authorization; Enforceability

Subject to the entry of the Sale Order and the Canadian Court’s entry of the Sale Recognition Order, each Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Ancillary Agreements to which it is or is to be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by each Seller of this Agreement and each of the other Ancillary Agreements to which it is or is to be a party, and the consummation by each Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of each Seller.  The Board of Directors of each Seller has resolved to recommend that the Bankruptcy Court approve this Agreement, the Ancillary Agreements and the Transactions.  This Agreement has been and, when executed and delivered, each other Ancillary Agreement to which each of them is to be a party, will be, duly and validly executed and delivered by each Seller and, subject to the entry of the Sale Order and the Sale Recognition Order, constitutes (in the case of this Agreement) and will constitute (in the case of each of the Ancillary Agreements) the valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

Section 4.5 No Conflicts

.  Except as set forth in Section 4.5 of the Disclosure Letter, subject to the entry of the Sale Order and the Canadian Court’s entry of the Sale Recognition Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the certificate of incorporation, certificate of formation or bylaws or similar organizational document of any Seller or Solutions, (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 7.1(a)(iii), result in a violation of any Applicable Law, except for violations which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien upon or with respect to any Acquired Asset, other than the Permitted Liens.  No Seller or Sold Company is in violation of its certificate of incorporation, articles of organization or bylaws or similar organizational document (as applicable in each case).

Section 4.6 Consents and Approvals

.  Except as set forth in Section 4.6 of the Disclosure Letter or otherwise in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Sellers or Solutions or any of their properties is required for the execution and delivery by Sellers of the Agreement and the Ancillary Agreements and performance of and compliance by Sellers with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, and the entry of the Sale Recognition Order and the expiry of any appeal periods in respect thereof, (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust or investment laws which may include the Competition Act, the Investment Canada Act, the HSR Act and any other Regulatory Approvals required, (c) the prior approval of the FCC for the assignment of the FCC licenses, letters of intent, reservations of spectrum, permits and authorizations (including any related agreements with the United States Department of Justice, the United States Department of Homeland Security, and the Federal Bureau of Investigation regarding national security, law enforcement, defense or public safety issues required in connection with such prior approval of the FCC) (the “FCC Licenses”) held by Sellers or (d) the Industry Canada Approval, and (e) such other consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Intellectual Property

(a) Section 4.7(a) of the Disclosure Letter sets forth a complete and accurate list of all (i) United States and non-United States Patents and Patent applications owned by Sellers; (ii) United States and non-United States Trademark registrations (including Internet domain registrations), Trademark applications, and material unregistered Trademarks owned by Sellers; (iii) United States and non-United States Copyright and mask work registrations, and material unregistered Copyrights owned by Sellers; and (iv) Software (other than readily available commercial software programs having an acquisition price of less than $10,000) that is owned, licensed, leased, by Sellers, describing which Software is owned, licensed, or leased, as the case may be, and the applicable owner, licensor or lessor.  All of the Intellectual Property set forth in Section 4.7(a) of the Disclosure Letter constitutes Acquired Assets, except as otherwise stated therein.

(b) Section 4.7(b) of the Disclosure Letter sets forth a complete and accurate list of all Contracts (whether oral or written, and whether between any Seller and Third Parties or inter-corporate) to which a Seller is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial software programs having an acquisition price of less than $10,000), or (ii) restricting any Seller’s rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”).  Each License Agreement constitutes a Designated Contract except as otherwise indicated in Section 4.7(b) of the Disclosure Letter.  No Seller or Sold Company has licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements and, as of the Funding Date, pursuant to the Ancillary Agreements.

(c) Sellers and the Sold Companies own or possess valid and enforceable rights to use all Intellectual Property used in the conduct of the Business, the failure to own or possess which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All registrations with and applications to Governmental Entities in respect of such Intellectual Property are valid and in full force and effect, have not, except in accordance with the ordinary course practices of Sellers and Solutions, lapsed, expired or been abandoned (subject to the vulnerability of a registration for trademarks to cancellation for lack of use), are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry.  The consummation of the Transactions will not result in the loss or impairment of any rights to use such Intellectual Property or obligate Purchaser to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Sellers or Solutions absent the consummation of the Transactions.

(d) Each Seller and Solutions has taken reasonable security measures to protect the confidentiality and value of its and their trade secrets (or other Intellectual Property for which the value is dependent upon its confidentiality), and no such information has been misappropriated or the subject of an unauthorized disclosure, except to the extent that such misappropriation or unauthorized disclosure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) No present or former employee, officer or director of any Seller or Solutions, or agent, outside contractor or consultant of any Seller or Solutions, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.  Other than with respect to copyrightable works Sellers hereby represent to be “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976 owned by Sellers or Solutions, each Seller and Solutions has obtained from all individuals who participated in any respect in the invention or authorship of any Intellectual Property created by or for such Seller or Solutions (the “Owned Intellectual Property”), as consultants, as employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in the Owned Intellectual Property and written assignments to Sellers or Solutions of all rights with respect thereto.  No officer or employee of any Seller or Solutions is subject to any agreement with any third party that requires such officer or employee to assign any interest in inventions or other Intellectual Property or to keep confidential any trade secrets, proprietary data, customer lists or other business information or that restricts such officer or employee from engaging in competitive activities or solicitation of customers.

(f) No Seller or Sold Company has (i) incorporated open source materials into, or combined open source materials with, Intellectual Property or Software, (ii) distributed open source materials in conjunction with Intellectual Property or Software, or (iii) used open source materials that create, or purport to create, obligations for any Seller or Solutions with respect to any Intellectual Property or grant, or purport to grant to any Third Party, rights or immunities under any Intellectual Property (including, but not limited to, using open source materials that require, as a condition of use, modification and/or distribution that other Software incorporated into, derived from or distributed with such open source materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) redistributable at no charge).  No Seller or Sold Company has disclosed, or is under an obligation to disclose, any material Software in source code form, except to parties that have executed written obligations to preserve the confidentiality of such source code.

(g) No Seller or Sold Company has received any notice that it is, or they are, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract relating to such Intellectual Property.  No Intellectual Property rights of any Seller or Solutions are being infringed by any other Person, except to the extent that such infringement has not had and would not have, individually or in the aggregate, a Material Adverse Effect.  The conduct of the Business does not conflict in any respect with any Intellectual Property rights of others, and no Seller or Sold Company has received any notice of any claim of infringement or conflict with any such rights of others which has had or would in any such case be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.8 Material Contracts

(a) Section 4.8(a) of the Disclosure Letter sets forth a complete and accurate list of Contracts that are material to the conduct and operations of the Business (each a “Material Contract”), including:

(i)	any Contract that would be required to be filed by a Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, were such law applicable to it;

(ii)
any Contract containing covenants that purport to (1) restrict the business activity or ability of a Seller to compete (and which, following the consummation of the Transactions, purport to prohibit a Seller or Purchaser or its Affiliates from competing) in any business or geographic area or with any Person or limit the freedom of a Seller or to solicit any Person, or (2) grant “most favored nation” status to the counterparty following consummation of the Transactions;

(iii)
each lease, rental or occupancy agreement, easement, right of way, license, installment and conditional sale agreement, and other contract affecting a Seller’s ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one (1) year);

(iv)	each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs or liabilities by a Seller with any other Person;

(v)	each Contract providing for capital expenditures by a Seller or with remaining obligations in excess of $100,000 and which relates to the Acquired Assets;

(vi)
each Contract under which a Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness or under which a Seller has imposed (or may impose) a security interest or other Lien upon any Acquired Assets to secure Indebtedness;

(vii)	each lease of satellite capacity or other Contract of a Seller for the provision of satellite services;

(viii)	each terrestrial services Contract of a Seller;

(ix)	each Coordination Agreement;

(x)	each Concession Agreement;

(xi)	each Contract relating to a Seller’s or Third Party’s rights with respect to the use of the satellite capacity of T1 or T2, or affecting the use of the satellite capacity of T1 or T2;

(xii)	each Contract for or related to the design, construction, launch, orbit, operation or licensing of T2, including the T2 Construction Contract, and any amendments thereto;

(xiii)	each license agreement or distributor, dealer, sales representative or other sales agency Contract of a Seller involving annual payments in excess of $100,000 per year or $200,000 in the aggregate;

(xiv)
every customer Contract of any Seller executed during the period from January 1, 2010 to the date hereof, other than customer Contracts in the standard forms previously provided by Sellers to Purchaser or its representatives; and

(xv)
each amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing, except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

Except as may have occurred solely as a result of the commencement of the Bankruptcy Cases (or any other action taken by Sellers during the Bankruptcy Cases), each Material Contract is in full force and effect and, to the Knowledge of Sellers, there are no material defaults thereunder (other than defaults based solely on the subscriber or revenue covenants set forth in Sections 6.11 and 6.12 of the DIP Credit Agreement, it being understood that the foregoing shall not preclude the lender under the DIP Credit Agreement from taking any action thereunder with respect to such defaults) on the part of any other party thereto which are not subject to an automatic stay or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Sellers is in default (other than defaults based solely on the subscriber or revenue covenants set forth in Sections 6.11 and 6.12 of the DIP Credit Agreement, it being understood that the foregoing shall not preclude the lender under the DIP Credit Agreement from taking any action thereunder with respect to such defaults) in any material respect in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any Material Contract to which it is a party or by which it or its property is bound which are not subject to an automatic stay or which would reasonably be expected to have a Material Adverse Effect.

(b) No Seller is subject to any oral agreements that if binding would be Material Contracts.

Section 4.9 Absence of Certain Developments

 Except as set forth in Section 4.9 of the Disclosure Letter, since December 31, 2009, (i) no Seller or Sold Company has suffered any change or development which has had or would be reasonably likely to have a Material Adverse Effect, (ii) no Seller or Sold Company has Transferred ownership of any of its Assets to any of its Subsidiaries or Affiliates that is not a Seller or Sold Company, (iii) no Seller or Sold Company has in any way modified its or their collection policies or practices and (iv) no Seller or Sold Company has abandoned or waived, voluntarily or involuntarily, the collection of any Accounts Receivable and have not in any way modified their policies or practices with respect to Accounts Receivable.

Section 4.10 No Undisclosed Liabilities

.  Except (a) as disclosed or reflected in the Historical Financial Statements, (b) as incurred in the ordinary course of business consistent with past practice since December 31, 2010 in an aggregate amount not in excess of $250,000, (c) professional fees and expenses accrued in the Bankruptcy Cases or the CCAA Recognition Proceeding; and (d) obligations due under the DIP Credit Agreement, no Seller has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are or would reasonably be expected to be, individually or in the aggregate, material in relation to the total liabilities reported in the Historical Financial Statements.

Section 4.11 Litigation

.  Except as set forth in Section 4.11 of the Disclosure Letter, there are no legal, governmental or regulatory actions, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened to which any Seller or Solutions is or may be a party or to which any property of any Seller or Solutions, any director or officer of a Seller or Solutions in their capacities as such, or the Business, Assumed Liabilities or Acquired Assets is or may be the subject that, individually or in the aggregate, has had or, if determined adversely to Sellers or Solutions, would reasonably be expected to have a Material Adverse Effect.

Section 4.12 Permits and Compliance with Laws

(a) No Seller or Sold Company is, or has been at any time since January 1, 2008, in violation of any Applicable Law except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Seller or Sold Company has received written notification from any Governmental Entity (i) asserting a violation of any Applicable Law regarding the conduct of the Business; (ii) threatening to revoke any Permit; or (iii) restricting or in any way limiting its operations as currently conducted, except for notices of violations, revocations or restrictions which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

(c) Sellers and Solutions possess all Permits issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership, lease, use and operation of the Acquired Assets (collectively, the “Seller Permits”), except any such Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Section 4.12(c) of the Disclosure Letter sets forth a true and correct list of all Seller Permits as presently in effect and a true and correct list of all material pending applications for Permits, that would be Seller Permits if issued or granted and all material pending applications by Sellers for modification, extension or renewal of the Seller Permits.  Except as set forth in Section 4.12(c) of the Disclosure Letter, all Seller Permits constitute Acquired Assets.  Sellers and Solutions have operated the Business in compliance with the terms and conditions of the Seller Permits except where the failure to comply would not reasonably be likely to have a Material Adverse Effect, and no Seller or Sold Company has received any written notice alleging any such failure to comply.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, no Seller or Sold Company has received notice of any revocation or modification of any such Permit or has any reason to believe that any such Permit will not be renewed in the ordinary course.

(d) Each Seller and Solutions, to the extent applicable, is in compliance with all relevant Communications Laws, the international radio regulations, rules, published decisions and written policies of the International Telecommunication Union (the “ITU”), except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no claim, action, suit, investigation, litigation or proceeding regarding any Seller or Solutions’ compliance with any provision of the Communications Laws or the international radio regulations, rules, published decisions and written policies of the ITU, pending or to any Seller’s Knowledge, threatened in the FCC, ITU, Industry Canada, any court or before any arbitrator or governmental instrumentality, except for any such claims, actions, suits, investigations, litigation or proceedings that if determined adversely to Sellers or Solutions would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13 Taxes

(a) Each Seller and Solutions has timely filed or caused to be filed all United States federal, state, local and non-United States Tax Returns required to have been filed that are material to such companies, taken as a whole, and each such Tax Return is true, complete and correct in all material respects.

(b) Each Seller and Solutions has timely paid or caused to be timely paid all Taxes shown to be due and payable by it or them on the returns referred to in Section 4.13(a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which any Seller or Solutions has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth in Section 4.13(c) of the Disclosure Letter to Sellers’ Knowledge, there are no material United States federal, state, local or non-United States federal or provincial audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened in writing with regard to any Taxes or Tax Returns with respect to the Acquired Assets.  There is no material unresolved dispute or claim concerning any Tax liability with respect to the Acquired Assets either claimed or raised by any Tax Authority in writing.

(d) All material Taxes with respect to the Acquired Assets that any Seller or Solutions is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable, except to the extent that Purchaser or Solutions will not have liability following the Closing with respect to any of the foregoing.

(e) Except as set forth in Section 4.13(d) of the Disclosure Letter, there are no statutory Liens for Taxes upon any of the Acquired Assets or the Business.

(f) No Seller, other than the Canadian Sellers, is selling property used or held by it in the course of a business carried on in Canada.

(g) The Canadian Sellers are registered under Part IX of the Excise Tax Act (Canada) and (other than 0887729 B.C. Ltd.)  Chapter VIII of an Act Respecting the Quebec Sales Tax (Quebec), and will provide Purchaser with their respective registration numbers prior to the Closing Date.

(h) The Canadian Sellers are not non-residents of Canada for purposes of the Income Tax Act.

(i) Solutions has not requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (i) to file any Tax Return in respect of any Taxes for which Solutions is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which Solutions is or may be liable; (iii) Solutions is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any governmental authority may assess or collect Taxes for which Solutions is or may be liable.

(j) All liabilities of Solutions in respect of Taxes have been assessed by the relevant governmental authority and notices of assessment have been issued for all taxation periods ending on or before December 31, 2010.

(k) No amount in respect of any outlay or expense that is deductible in computing the income of Solutions for the purposes of the Income Tax Act has been owing by Solutions for longer than two (2) years to a Person with whom it was not dealing at arm’s length (for the purposes of the Income Tax Act) at the time the outlay or expense was made or incurred.

(l) Solutions has not claimed a deduction with respect to a material outlay or expense that may be considered unreasonable under the circumstances.

(m) Except pursuant to this Agreement or as specifically disclosed in writing to the Purchaser, for purposes of the Income Tax Act or any other Law, there has never been a change of control of Solutions.

(n) Solutions has not, directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any Person with whom it was not dealing at arm’s length (for the purposes of the Income Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of such property or services.

(o) For all transactions between Solutions and any non-resident Person with whom Solutions was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, Solutions has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act.

(p) Solutions has not entered into any advance pricing agreement with any governmental authority.

(q) There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act, or any equivalent provision of the taxation legislation of any province or any other jurisdiction, to Solutions at any time up to and including the Closing Date in respect of any transaction entered into.

(r) Solutions is not party to, bound by or obligated under any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.  Solutions has no liability for the Taxes of any other Person.

(s) All Taxes incurred or losses sustained by Solutions prior to the Closing Date have arisen in the ordinary course of business, except for Taxes or losses, if any, arising from the transactions contemplated by this Agreement.

(t) No claim has ever been made by or is expected from any governmental authority in a jurisdiction in which Solutions does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.  Solutions is not required to file any Tax Returns in any jurisdiction outside Canada.

(u) The shares of Solutions have not, at any time in the sixty (60) previous months, derived more than 50% of their value, directly or indirectly, from one or any combination of the following:  (i) real property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, or (iv) options or interests in the properties described in subclauses (i), (ii) and (iii).  For purposes of this Section 4.13(u), “Canadian resource properties” and “ timber resource properties” have the meanings set forth in the Income Tax Act.

Section 4.14 Employees

Section 4.14 of the Disclosure Letter contains a complete and accurate list of all current employees of Sellers and each such employee’s respective positions, dates of hire, current annual salary and any other relevant compensation and benefits and indicates which employees are parties to a written or oral agreement with Sellers (including confidentiality and non-competition agreements).  Except as disclosed in Section 4.14 of the Disclosure Letter, no Seller is party to any currently in effect agreement(s) with past or present employees, agents or independent contractors in connection with the Business.

Section 4.15 Compliance With ERISA and Canadian Plans

(a) Section 4.15(a) of the Disclosure Letter contains a complete and accurate list of all material Employee Benefit Plans and Canadian Plans of Sellers.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Seller and any trade or business (whether or not incorporated) that, together with a Seller, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA, and Section 412 of the Code, is treated as a single employer under Section 414 of the Code (the “ERISA Affiliates”), are in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws, and each Employee Benefit Plan complies in form and has been established, maintained, operated and funded in compliance with its terms and the applicable provisions of ERISA, the Code and other Applicable Laws.  No “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Sellers or any of their ERISA Affiliates within the preceding six years is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (iii) a plan described in Section 4063(a) of ERISA and no event has occurred and no condition exists that would be reasonably expected to subject the Sellers, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Law.  Each Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter (as applicable) from the IRS as to the tax-qualified status of such Employee Benefit Plan, and no event has occurred that could reasonably be expected to adversely affect the tax-qualified status of such Benefit Plan or the trusts created thereunder.

(b) Each Seller and Solutions is in compliance (A) with all Applicable Laws with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (B) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A), each of the Canadian Plans is and has been established, maintained, funded, invested and administered in compliance in all material respects with its terms, all employee plan summaries and booklets and with Applicable Laws, (B) current and complete copies of all written Canadian Plans (or, where oral, written summaries of the material terms thereof) have been provided or made available to Purchaser, (C) neither Sellers nor Solutions currently sponsors, maintains, contributes to or has any liability, nor has ever sponsored, maintained, contributed to or incurred any liability under a “registered pension plan” or a “retirement compensation arrangement” or a “deferred profit sharing plan”, each as defined  under the Income Tax Act, a “pension plan” as defined under applicable pension standards legislation, (D) no amendments or promises of benefit improvements under the Canadian Plans have been made or will be made prior to the Funding Date by any Seller or Solutions to its or their Canadian employees or former Canadian employees, except as required by the terms of such plans or Applicable Laws (and any such amendments shall be communicated to Purchaser in writing before the Funding), (E) the sole obligation of any Seller or Solutions to or in respect of any Canadian Union Plan is to make monetary contributions to the Canadian Union Plan in the amounts and in the manner set forth in the applicable Canadian Union Plan, collective agreement or participation agreement, and all such contributions have been made, and (F) no Canadian Plan or Canadian Union Plan promises or provides retiree welfare benefits (except as required by Applicable Law) or retiree life insurance benefits or any other non-pension post retirement benefits to any Person.

(d) Except as set forth in Section 4.15(d) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of Transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Employee, entitle any Employee to severance pay, unemployment compensation or any other payment or result in any breach or violation of, or a default under, any of the Employee Benefit Plans or Canadian Plans.

(e) To the Knowledge of Sellers, no Employee who is a manager, director, officer or in a position or having responsibility to perform management functions similar to a manager or officer, has given, or has been given by any of the Sellers, notice of intent to terminate employment, directorship or other service relationship with the Sellers.

Section 4.16 Communications Matters

(a) Sellers hold all the licenses, permits, authorizations, orders and approvals issued by a Governmental Entity under the Communications Laws (collectively, “Communications Licenses”) necessary for the lawful conduct of the Business as currently conducted, except for any licenses, permits, authorizations, orders and approvals, the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  Section 4.16(a) of the Disclosure Letter sets forth a true and correct list of all Communications Licenses held by each Seller and Solutions.

(b) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) each Communications License identified on Section 4.16(a) of the Disclosure Letter is in full force and effect; (ii) Sellers and/or Solutions are operating or preparing to operate the facilities authorized by the Communications Licenses identified on Section 4.16(a) of the Disclosure Letter in accordance with their terms and such operation is in compliance in all material respects with the Communications Laws; (iii) each Seller and Solutions is operating in substantial compliance with Communications Laws; and (iv) to the Knowledge of Sellers, no action or proceeding is pending or threatened to revoke, suspend, cancel, or refuse to renew or modify in any material respect any of the Communications Licenses identified on Section 4.16(a) of the Disclosure Letter or any ITU registration.

(c) Except for the representations and warranties contained in Section 4.12 and this Section 4.16, Sellers makes no other express or implied representation or warranty with respect to Communications Laws.

Section 4.17 Company Satellites

(a) All information previously made available by Sellers in the electronic dataroom utilized by Sellers in connection with the Transactions with respect to the orbital location, data transmission capabilities and the remaining useful life of T1 is accurate in all material respects.  No Material Satellite Event or, to the Knowledge of Sellers, conditions that would reasonably be expected to result in a Material Satellite Event have been observed on T1 since its launch.  Sellers have previously made available to Purchaser copies of all T1 Monthly Status Reports.  No Seller or Sold Company has waived or modified or agreed to waive any provision of any Contract in a manner that could reasonably be expected to impair T1’s ability to perform in accordance with the agreed operating Satellite Performance Specifications of T1.

(b) Section 4.17(b) of the Disclosure Letter contains a summary, by orbital location, of the status of frequency registration at the ITU, of T1 and each advanced published satellite filed on behalf of any Seller or Solutions, including the identity of the sponsoring administration and the frequency  bands covered.  Except as set forth in Section 4.17(b) of the Disclosure Letter, as of the date hereof, Sellers have no Knowledge of any material claims(s) with respect to any Seller’s or Solutions’ use of the frequency assignment(s) described in their ITU filings at any such orbital locations(s).

(c) Section 4.17(c) of the Disclosure Letter contains a summary, to the Knowledge of Sellers, of prejudicial interferences to T1.

Section 4.18 Coordination Agreements

.  As of the date of this Agreement, to the Knowledge of Sellers, there are no pending claim(s) with respect to any Seller’s or Solutions’ use of the frequency and orbital location assignment(s) described in any Coordination Agreement that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect other than any such claim(s) that are resolved by operation of the relevant Coordination Agreement.  As of the date of this Agreement, to the Knowledge of Sellers, there are no pending material claim(s) with respect to any Seller’s or Solutions’ use of the frequency and orbital location assignment(s) whether or not described in any Concession Agreement that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

Section 4.19 Company Earth Stations

.  Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the material improvements to each Company Earth Station and all material items of equipment used in connection therewith are in good operating condition and repair and are suitable for their intended purposes, subject to normal wear and tear.  To the Knowledge of Sellers, as of the date hereof, no other radio communications facility is causing interference to the transmissions from or the receipt of signals by any Company Satellite or Company Earth Station, except for any instances of interference that, individually or in the aggregate, have not had, and would not reasonably be expected to be material to the operation of and provisions of services from any Company Satellite.

Section 4.20 U.S. Labor Relations

.  To the Knowledge of Sellers, except as set forth in Section 4.20 of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect:  (i) there are no pending or threatened strikes or other labor disputes against any Seller or Solutions; (ii) no Seller or Sold Company has received written notice of any claim for a material violation of any applicable federal, state, or local civil rights law, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Americans with Disabilities Act, as amended, or the Vocational Rehabilitation Act of 1973, as amended, any applicable state or local laws analogous to the United States federal laws listed above; and (iii) all payments due from any Seller or Sold Company or for which any claim may be made against any Seller, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Sellers or Solutions to the extent required by GAAP.  Except (i) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) as set forth in the Disclosure Letter, the consummation of the Transactions will not give rise to a right of termination or renegotiation of any material collective bargaining agreement governing employees located in the United States to which any Seller or Sold Company (or any predecessor thereof) is a party or by which any Seller or Sold Company (or any predecessor thereof) is bound.

Section 4.21 Canada Labor Relations

. To the Knowledge of Sellers, except as set forth in Section 4.21 of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect, (i) no Seller or Sold Company has made any agreements, whether directly or indirectly, with any labor union, employee association or any similar entity or made any commitments to or conducted negotiations with any labor union or employee association or other similar entity with respect to any future agreements, (ii) no trade union, employee association or other similar entity has any bargaining rights acquired either by certification or voluntary recognition with respect to any employees of any Seller or Solutions, (iii) no Seller or Sold Company is aware of any attempt to organize or establish any labor union, employee association or other similar entity affecting the Business, (iv) there are no outstanding labor relations tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for the employees, and there have not been any such proceedings within the last two years and (v) there are no threatened or apparent union organizing activities involving employees of any Seller or Solutions.

Section 4.22 Brokers

.  Except with respect to fees payable to Blackstone Advisory Partners, L.P., no Seller or Sold Company is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

Section 4.23 Environmental Matters

.  Except as disclosed in Section 4.23 of the Disclosure Letter and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (i) no written notice, request for information, claim, demand, order, complaint or penalty has been received by any Seller, and there are no judicial, administrative or other actions, suits or proceedings pending or, to any Seller’s Knowledge, threatened, which allege a violation of or liability under any Environmental Laws, in each case relating to any Seller or Solutions or any of the Acquired Assets, (ii) each Seller and Solutions has all Permits necessary for its or their operations to comply with all applicable Environmental Laws and are, and during the term of all applicable statutes of limitation, have been, in compliance with the terms of such Permits and with all other applicable Environmental Laws, and (iii) no pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation or which would reasonably be likely to give rise to liability under any Environmental Law, including Hazardous Material, is located at, in, or under any property currently or formerly owned, operated or leased by any Seller or Solutions that would reasonably be expected to give rise to any liability or obligation of any Seller or Solutions under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by any Seller or Solutions and has been transported to or released at any location in a manner that would reasonably be expected to give rise to any liability or obligation on any Seller or Solutions under any Environmental Laws.

Section 4.24 Title to Assets; Sufficiency of Assets

(a) Sellers hold, and subject to the entry of the Sale Order and the Canadian Court’s entry of the Sale Recognition Order, at the Closing shall cause to be delivered to Purchaser (or, in the case of an Alternative Sale, a Third Party purchaser), good and valid title to or, in the case of leased or licensed Assets, a valid and binding leasehold interest in or license to or rights under (as the case may be), all of the Acquired Assets, free and clear of all Liens, other than Assumed Permitted Liens and Permitted Liens.

(b) The Acquired Assets include all tangible Assets, intangible Assets and Intellectual Property that are necessary for the conduct of the Business immediately following the Closing Date  in substantially the same manner as conducted by Sellers prior to the commencement of the Bankruptcy Cases, except for (i) Employees that are not Transferred Employees and (ii) the Retained Assets.

(c) Section 4.24(c) of the Disclosure Letter lists the outstanding capital stock of Solutions owned by the Sellers and to the Knowledge of TerreStar Networks, there are no other shares of capital stock, options, profits interests, phantom equity awards or other similar obligations related to, or for which the payout is determined by reference to the value of Solutions, or other equity interests or Rights in Solutions issued, reserved for issuance or outstanding.  All the outstanding shares of capital stock owned by Sellers in Solutions are owned, directly or indirectly, by Sellers free and clear of all Liens other than Permitted Liens and the terms of the Shareholders Agreement.  Sellers, directly or indirectly, have good and valid title to the outstanding stock of Solutions owned by Sellers and listed in Section 4.24(c) of the Disclosure Letter and, upon delivery by Sellers of the outstanding stock of Solutions at the Closing, good and valid title to the outstanding stock of Solutions owned by the Sellers will pass to Purchaser.  To the Knowledge of TerreStar Networks, none of the equity interests in Solutions has been issued in violation of any preemptive or subscription rights, rights of first offer or first refusal or similar rights.

Section 4.25 Insurance

 Section 4.25 of the Disclosure Letter sets forth a true, complete and correct description of all material insurance maintained by or on behalf of any Seller or Solutions as of the date of this Agreement other than those relating to any Employee Benefit Plan.  As of such date, such insurance is in full force and effect.

Section 4.26 Customer Information

No Seller holds any customer information, received by Sellers through their websites or otherwise, other than the customer information that forms part of the Acquired Assets to be Transferred to Purchaser hereunder.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date of this Agreement.

Section 5.1 Organization

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.  Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Purchaser Material Adverse Effect.

Section 5.2 Authorization; Enforceability

 Purchaser has all requisite corporate power and authority to enter into this Agreement and the other Ancillary Agreements to which Purchaser is a party.  The execution, delivery and performance by Purchaser of this Agreement and each of the other Ancillary Agreements to which Purchaser is a party, and the consummation by Purchaser of the Transactions, have been duly authorized by all necessary corporate action on the part of Purchaser.  Subject to the entry of the Sale Order and the Canadian Court’s entry of the Sale Recognition Order, this Agreement and, when executed, each other Ancillary Agreement to which Purchaser is a party, have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution and delivery by Sellers, constitute the valid and binding obligation of Purchaser, enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.3 No Conflicts

Subject to the entry of the Sale Order and the Canadian Court’s entry of the Sale Recognition Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the certificate of incorporation, certificate of formation or bylaws or similar organizational document of Purchaser or (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 7.1(b)(i), result in a violation of any law, statute, rule or regulation of any Governmental Entity or any applicable order of any court or any rule, regulation or order of any Governmental Entity applicable to Purchaser or by which any property or asset of Purchaser is bound, except for violations which, individually or in the aggregate, has not had and would not reasonably be likely to have a Purchaser Material Adverse Effect.

Section 5.4 Consents and Approvals

 Except as set forth in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser or any of its properties is required for the execution and delivery by Purchaser of the Agreement and the Ancillary Agreements and performance of and compliance by Purchaser with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, and the entry of the Sale Recognition Order and the expiry of any appeal periods in respect thereof, (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust investment laws which may include the Competition Act, the Investment Canada Act, the HSR Act and any other Regulatory Approvals required, (c) the prior approval of the FCC for the assignment of the FCC Licenses, (d) the Industry Canada Approval, and (e) such other consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5 Financial Capability

Purchaser (a) has as of the date of this Agreement and will have on the Funding Date sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the Transactions, and (b) has as of the date of this Agreement and will have on the Funding Date the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

Section 5.6 Bankruptcy

There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Purchaser, threatened against, Purchaser.

Section 5.7 Broker’s, Finder’s or Similar Fees

Except fees payable to Blackstone Advisory Partners, L.P. and Lazard Freres & Company LLC, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by Purchaser in connection with the Transactions.

Section 5.8 Litigation

 There are no legal proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party, which, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.9 Investment Intention

Purchaser is acquiring the issued and outstanding stock of Solutions owned by Sellers for its own account, for investment purposes only and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).  Purchaser understands that the issued and outstanding stock of Solutions owned by Sellers have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 5.10 Financial Qualification

 Purchaser is financially qualified to perform its obligations under this Agreement.

Section 5.11 Qualification to Hold Communications Licenses

 At and as of the Closing Date, Purchaser will be legally and otherwise qualified under the Communications Laws to own and hold the Communications Licenses as contemplated by this Agreement and to perform its obligations hereunder and thereunder.  To the knowledge of Purchaser or Parent, no fact or circumstance exists with respect to Parent’s current operations as of the date of this Agreement that (a) would reasonably be expected to prevent or delay, in any material respect, (i) the issuance of the FCC Consent or (ii) the issuance of the Industry Canada Consent, or (b) would cause the FCC or Industry Canada acting pursuant to the Communications Laws to impose a condition or conditions that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 5.12 Investment Canada Act

 Purchaser is a “WTO Investor” as that term is defined in the Investment Canada Act.

Section 5.13 Condition of Business

  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that no Seller, its Affiliates or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article IV hereof (as modified by the Disclosure Letter), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Acquired Assets are being transferred on a “where is” and, as to condition, “as is” basis.  Purchaser further represents that no Seller, its Affiliates or any other Person has made any representation or warranty, express or implied as to the accuracy or completeness of any information regarding Sellers, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and no Seller, its Affiliates or any other Person will have or be subject to liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Representatives of Purchaser’s use of, any such information, including data room information provided to Purchaser or its representatives, in connection with the sale of the Business and the Transactions.  Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

ARTICLE VI.

COVENANTS

Section 6.1 Interim Operations of the Business

.  From the date of this Agreement through the Closing Date, subject to Section 3.5 and any limitations imposed on Sellers as a result of their status as debtors-in-possession in the Bankruptcy Cases, including, the exercise of their fiduciary duties to maximize the value of their estates, Sellers covenant and agree that, except as expressly provided in this Agreement, required by Applicable Law or as may be agreed in writing by Purchaser, such agreement not to be unreasonably withheld, conditioned or delayed:

(a) (i) the Business shall be conducted in the ordinary course consistent with past practice and (ii) subject to prudent management of workforce and business needs, each Seller shall use reasonable best efforts to preserve intact the business organization of the Business, keep available the services of the current officers and employees of the Business and maintain the existing relations with customers, suppliers, vendors, creditors, business partners and others having business dealings with the Business;

(b) Sellers shall, use reasonable best efforts to, maintain, preserve and protect all of the Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for replacements, modifications or maintenance in the ordinary course of business;

(c) Sellers shall not, (i) modify, amend, reject, waive any rights under or terminate any Designated Contract (except to the extent required under Section 6.1(d)) or (ii) waive, release, compromise, settle or assign any material rights or claims related to any Designated Contract;

(d) Subject to Purchaser’s compliance with Section 6.11, Sellers shall use their reasonable best efforts to, prior to or contemporaneously with confirmation of any Plan in the Bankruptcy Cases, obtain authority from the Bankruptcy Court to assume, if necessary pursuant to section 365 of the Bankruptcy Code, the Designated Contracts and assign such Designated Contracts to Purchaser; provided, that the identity of the Designated Contracts subject to assignment pursuant to this Section 6.1(d) shall be determined by Purchaser in its sole discretion;

(e) Sellers shall, and shall use reasonable best efforts to cause Solutions to, make all payments related to Designated Contracts that become or became due or payable pursuant to the terms thereof and promptly pay, as approved and directed pursuant to any Bankruptcy Court order, and on the terms set forth therein, all Cure Amounts due or under any order of the Bankruptcy Court authorizing the assumption and assignment of any such Designated Contract to Purchaser;

(f) Sellers shall not, and shall use reasonable best efforts to cause Solutions not to, (i) enter into, amend, restate or modify, any employment or other agreement with any directors, officers or employees so as to increase the monetary value of the benefits provided thereunder other than in accordance with past practice and in no event in an amount exceeding 3% of the current monetary value of the benefits provided thereunder, (ii) make any advance to any directors, officers or employees other than in connection with any employee related travel expenses in accordance with past practice, (iii) alter, commence or terminate any other employment, compensation or employee benefit arrangement outside the ordinary course of business or (iv) hire any individual to be employed by Seller to regularly and consistently provide services to the Business and, except for removals as a result of termination of employment for cause by Sellers, remove any Employees; provided, however, that Seller may hire individuals in the ordinary course of business for non-executive positions on the same terms and conditions as similarly situated Employees;

(g) Sellers shall use reasonable best efforts not to take or agree to or commit to assist any other Person in taking any action that would reasonably be expected to result (i) in a failure of any of the conditions to the Funding or the Closing as set forth in Article VII or (ii) that would reasonably be expected to impair the ability of Sellers or Purchaser to consummate the Funding or the Closing in accordance with the terms hereof or to materially delay such consummation;

(h) TerreStar Networks shall vote their shares in Solutions against any proposal to, enter into, amend, renew, assign, terminate or grant any consent, approval or waiver under any Material Agreement (as defined in the Shareholders Agreement);

(i) Sellers shall use reasonable best efforts to, with respect to the Acquired Assets or the Business, make or authorize (i) any material change to its accounting principles, methods or practices or (ii) any material change to its Tax accounting principles, methods or practices other than, in each case, as required by changes in Applicable Law, or GAAP, or would not reasonably be expected to affect any Tax related to the Acquired Assets after the Closing Date;

(j) no Seller shall, and TerreStar Networks shall vote their shares in Solutions against any proposal to, (i) cause or permit the amendment, restatement or modification of the certificate of incorporation, certificate of formation or bylaws or similar organizational document of itself or any other Seller or Solutions, except as otherwise required by Applicable Law,  (ii) effect a split or reclassification or other adjustment of any equity interests of itself or any other Seller or Solutions or a recapitalization thereof, (iii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest of itself or any other Seller or Solutions or any equity interest of, or similar interest in, a joint venture or similar arrangement to which a Seller or Solutions is a party which is an Acquired Asset hereunder, (iv) alter, whether through a complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or in any other manner, the legal structure or ownership of itself or any other Seller or Solutions or any joint venture or similar arrangement to which a Seller or Solutions is a party which is an Acquired Asset hereunder, (v) declare, set aside or pay any type of dividend, whether in cash, stock or other property, in respect of any of the equity interests of itself or any other Seller or Solutions, or repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire any such equity interests, or (vi) propose, adopt or approve a plan with respect to any of the foregoing;

(k) Sellers shall not, and shall use reasonable best efforts to cause Solutions not to, grant or execute any power of attorney to or for the benefit of any Person that vests in such Person decision-making authority or the ability to bind such Seller or any other Seller or Solutions with respect to any matters that is in any respect material to such Seller or other Seller, Solutions, any Acquired Asset or the Business;

(l) Sellers shall not, and shall use reasonable best efforts to cause Solutions not to: (i) enter into any new material Contracts with respect to any spectrum capacity held by Sellers under any Communications Licenses identified on Section 4.16(a) of the Disclosure Letter; (ii) enter into any new Contracts to accept harmful interference as defined by the FCC or Industry Canada in connection with any of the Communications Licenses identified on Section 4.16(a) of the Disclosure Letter; or (iii) seek to modify any Communications Licenses identified on Section 4.16(a) of the Disclosure Letter, except for such modifications, which become authorized pursuant to pending applications of Sellers as of the date hereof or which are reasonably required in the judgment of Sellers in order to maintain the Communications Licenses in effect;

(m) Sellers shall not, and shall use reasonable best efforts to cause Solutions not to, sell, lease, transfer or otherwise dispose (including through right of use agreements) of satellites, spare satellites, ground stations, FCC Licenses, Industry Canada Licenses or other Permits, licenses, capacity, or spectrum other than prior to December 31, 2011, as contemplated by the Operating Budget;

(n) Sellers shall not, assume, reject or assign any Material Contract other than the assumption and assignment of the Designated Contracts, as contemplated by this Agreement, to Purchaser (or to a third party in connection with an Alternative Sale); and

(o) Sellers shall not, and shall use reasonable best efforts to cause Solutions not to, enter into any Contract, directly or indirectly, unilaterally or in concert, and whether orally, in writing, formally or informally, to do any of the foregoing or assist or cooperate with any other Person in doing any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 6.2 Access; Confidentiality

(a) From the date hereof until the earlier of (i) termination of this Agreement and (ii) the Closing, Sellers will, (w) upon reasonable notice, give Purchaser and its employees, accountants, financial advisors, counsel and other representatives reasonable access during normal business hours to the offices, properties, books and records of Sellers relating to the Acquired Assets, the Assumed Liabilities, and the Business; (x) furnish to Purchaser such financial and operating data and other information relating to the Acquired Assets, the Assumed Liabilities, and the Business and the financial condition, prospects and corporate affairs of Sellers as may be reasonably requested; and (y) instruct the executive officers and senior business managers, employees, counsel, auditors and financial advisors of Sellers to cooperate with Purchaser’s employees, accountants, counsel and other representatives; provided (A) all activities covered by this Section 6.2(a) shall be at the sole cost and expense of Purchaser and (B) that any such activities pursuant to this provision shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information, (i) subject to attorney-client privilege, (ii) in violation of any competition or anti-trust laws, (iii) that conflicts with any confidentiality obligations to which Sellers are bound or (iv) that pertains to the Bankruptcy Cases and to matters in which the interests of Sellers or any of their Affiliates, on the one hand, are adverse to the interests of Purchaser or any of its Affiliates, on the other hand (as determined by Sellers in their reasonable discretion).

(b) Purchaser shall cooperate with Sellers and make available to Sellers such documents, books, records or information Transferred to Purchaser and relating to activities of the Business prior to the Closing as Sellers may reasonably require after the Funding in connection with any Tax determination or contractual obligations to Third Parties or to defend or prepare for the defense of any claim against Sellers or to prosecute or prepare for the prosecution of claims against Third Parties by Sellers relating to the conduct of the Business by Sellers prior to the Closing or in connection with any governmental investigation of Sellers or any of its Affiliates; provided that any such activities pursuant to this provision shall be at the sole cost and expense of Sellers and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Purchaser.

(c) No party shall destroy any files or records which are subject to this Section 6.2 without giving reasonable notice to the other parties, and within 15 days of receipt of such notice, any such other party may cause to be delivered to it the records intended to be destroyed, at such other party’s expense.

Section 6.3 Efforts and Actions to Cause Closing to Occur

(a) At all times prior to the Closing, upon the terms and subject to the conditions of this Agreement, Sellers and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (subject to any Applicable Laws) to cause the Funding Date to occur and consummate the Closing and the other Transactions as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to cause the Funding Date to occur and consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any Third Party or Governmental Entity, including the Specified Regulatory Approvals; and (ii) at the sole cost of Purchaser, the preparation of any documents reasonably requested by Purchaser in order to facilitate financing (if any) of any of the Transactions.  In addition, subject to the terms of this Agreement, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to the Closing as applicable.  Each of Purchaser and Sellers shall bear their own costs, fees and expenses relating to the obtaining of any approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers referred to in this Section 6.3(a) except that Purchaser shall pay the filing fee required by the Competition Bureau in relation to any pre-notification filing or any filing of a request for an Advance Ruling Certificate made under the Competition Act, and any filing fees associated with the filings related to the FCC Consent and Industry Canada Approval shall be paid equally by Purchaser on the one hand and Sellers on the other hand.

(b) Prior to the Closing, other than with respect to the Investment Canada Approval, each of Sellers, on the one hand, and Purchaser, on the other hand, shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions.  Each of Sellers, on the one hand, and Purchaser, on the other hand, shall promptly provide the other with copies of any written communication received by it from any Governmental Entity regarding any of the Transactions.  If any of Sellers or their respective Affiliates, on the one hand, and Purchaser or its Affiliate, on the other hand, thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other, an appropriate response in compliance with such request.  To the extent that Transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of any of the Transactions, Sellers shall use their reasonable best efforts to effect such Transfers, amendments or modifications.

(c) In addition to and without limiting the agreements of the parties contained above, Sellers and Purchaser shall, other than with respect to the Investment Canada Approval:

(i)
take promptly, but in no event more than twenty (20) Business Days after the execution of this Agreement, all actions, necessary to make any filings required of them or any of their Affiliates in connection with obtaining the FCC Consent, Industry Canada Consent or any other required approvals or consents;

(ii)
comply at the earliest practicable date with any request for additional information or documentary material received by Sellers or Purchaser or any of their Affiliates from the FCC or Industry Canada or other Governmental Entity in connection with the FCC Consent, the Industry Canada Consent or any other required approvals or consents;

(iii)	cooperate with each other in connection with any filing in connection with the FCC Consent, the Industry Canada Consent or any other required approvals or consents;

(iv)
use their respective commercially reasonable efforts to oppose any petitions to deny or other objections that may be filed with respect to the FCC Consent application or the Industry Canada Consent applications and any requests for reconsideration or review of the grant of the FCC Consent or the Industry Canada Consent, provided, however, that the parties shall have no obligation to participate in any evidentiary hearing before the FCC on the FCC Consent application. Neither Sellers nor Purchaser shall take any action that it knows or should know would adversely affect or delay the grant of FCC Consent or the Industry Canada Consent;

(v)
use reasonable best efforts to resolve such objections, if any, as may be asserted in connection with the FCC Consent, Industry Canada Consent, under any antitrust law or otherwise in connection with any other required approvals or consents;

(vi)
advise the other party promptly of any material communication received by such party from the FCC in connection with the FCC Consent, from Industry Canada or the Commissioner of Competition in connection with the Industry Canada Consent or from any Governmental Entity in connection with any of the Transactions;

(vii)
not make any submission or filings, and to the extent permitted by such Governmental Entity, participate in any meetings or any material conversations with Governmental Entities in respect of any required FCC Consent, Industry Canada Approval or Competition Act Approval unless the party consults with the other party in advance and gives the other party the opportunity to review drafts of any submissions or filings, and attend and participate in any communications or meetings; and

(viii)
where a party seeks not to provide the other party with any information under this Section 6.3 on grounds that such information is competitively sensitive, such party will be required to provide the information to the other party’s external counsel and such external counsel will not provide the information to its client.

(d) Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser or Sellers to (i) commence any litigation against any Person in order to facilitate the consummation of any of the Transactions; (ii) take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Purchaser Material Adverse Effect on the one hand, or a Material Adverse Effect on the other hand; (iii) agree to sell or hold separate any material assets, businesses, or interest in any material assets or businesses of Purchaser or Sellers, or to agree to any material changes or restrictions in the operation of any assets or businesses of Purchaser, Sellers or Solutions; (iv) defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions; or (v) participate in an evidentiary hearing before the FCC in order to facilitate the consummation of any of the Transactions.

(e) Purchaser shall, as soon as reasonably practicable after the execution of this Agreement, but in no event more than twenty (20) Business Days after the execution of this Agreement, prepare and file with the Investment Review Division of Industry Canada an application for review under Part IV of the Investment Canada Act (the “Investment Canada Filing”) and, as promptly as reasonably practicable following such filing, submit to the Director of Investments under the Investment Canada Act draft written undertakings to Her Majesty in Right of Canada, on terms and conditions satisfactory to Purchaser, acting reasonably, and in good faith and with a view to obtaining the Investment Canada Approval, and shall, in a timely manner, submit executed undertakings in connection with the Investment Canada Approval.  With respect to the Investment Canada Approval, Sellers shall use commercially reasonable efforts to assist Purchaser in obtaining the Investment Canada Approval as Purchaser may reasonably request from time to time including, promptly providing such information and assistance as may be reasonably requested by Purchaser to assist in preparing the Investment Canada Act Filing and to satisfy, as promptly as reasonably practicable, any requests for information and documentation Purchaser receives from any Governmental Entity in respect of the Investment Canada Approval.  Purchaser shall keep Sellers reasonably informed as to the status of the Investment Canada Approval proceedings and shall promptly advise Sellers of any material written or verbal communications Purchaser has with the Investment Review Division of Investment Canada staff or the Minister of Industry or his designee relating to the Investment Canada Approval.  Information and documentation to be provided by Purchaser may be provided to counsel to Sellers on an external counsel basis and will not be communicated to Sellers.

Section 6.4 Notification of Certain Matters

 Sellers shall give written notice to Purchaser promptly after becoming aware of (i) the occurrence of any event, which would be likely to cause any condition set forth in Article VII to be unsatisfied at any time from the date hereof to the Closing Date, (ii) any notice or other communication from (x) any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions or (y) any Governmental Entity in connection with any of the Transactions or (iii) any actions, suits, claims, investigations, proceedings or written inquiries commenced relating to Sellers, Solutions, the Acquired Assets or the Business that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 4.9 or, if determined adversely to Sellers or Solutions, could materially and adversely affect any Seller, Solutions, the Acquired Assets or the Business; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

Section 6.5 Transition of the Business

.  Sellers shall use reasonable best efforts to assist Purchaser in accomplishing a smooth transition of the Business from Sellers to Purchaser.  In this regard, Sellers and Purchaser agree that they will enter into good faith discussions concerning the Business, including, personnel policies and procedures, and other operational matters relating to the Business.

Section 6.6 Submission for Court Approvals

(a) At least 48 hours prior to serving or filing any motion, application, pleading, schedule, report and other paper (including memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in their Bankruptcy Cases or in the CCAA Recognition Proceedings relating to or affecting the Transactions, including the Sale Motion (as defined below) and any such pleading seeking subsequent relief related thereto, Sellers shall provide a draft thereof to Purchaser and its counsel, and provide Purchaser (and its advisors and counsel) with a reasonable opportunity to consult within such 48 hour period with Sellers with respect to any and all such motions, applications, pleadings, schedules, reports and other papers.

(b) Sellers shall take all actions reasonably required to assume and assign the Designated Contracts to Purchaser, including taking all actions reasonably required to obtain a Bankruptcy Court order containing a finding that the proposed assumption and assignment of the Designated Contracts to Purchaser satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(c) Sellers shall use reasonable best efforts to obtain, on or prior to the Funding Date, entry of a Final Order of the Bankruptcy Court providing that the Bankruptcy Court shall retain jurisdiction to hear and determine a motion to assign the Designated Contracts to a Third Party purchaser in an Alternative Sale, pursuant to section 365 of the Bankruptcy Code, including, without limitation, to determine whether the Sellers have provided “adequate assurance” to counterparties to the Designated Contracts within the meaning of, and as required by, sections 365(b) and 365(f) of the Bankruptcy Code.

(d) Promptly upon the execution of this Agreement, Sellers shall use reasonable best efforts to obtain as soon as possible, but subject to the full notice requirements of the Bankruptcy Code and Bankruptcy Rules, the requirements of the Purchaser Protections Order (and the bidding procedures contained therein) and the Bankruptcy Court’s availability, the Bankruptcy Court’s entry of the Sale Order, and thereafter the Canadian Court’s entry of the Sale Recognition Order.  Each of the Sale Order and the Sale Recognition Order shall be in form and substance reasonably satisfactory to Purchaser.

(e) If the Sale Order or the Sale Recognition Order shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing, reargument or leave to appeal shall be filed with respect to any such order), Sellers and Purchaser will cooperate in taking steps to reasonably diligently defend such appeal, petition or motion and use reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

Section 6.7 Employee Matters

(a) Prior to the Closing Date, Purchaser may, or may cause an Affiliate to, offer to employ, such employment to be effective on the Closing Date, each of the employees of Sellers (including those designated by the Chief Executive Officer of TerreStar Networks to be included therein and not to exceed a total number of 25 individuals) listed in the Key Employee Incentive Plan (each such employee who accepts an offer and commences working for Purchaser or its Affiliate on the Closing Date, a “Transferred Employee”) on terms and conditions that are at least the same as or better than the terms and conditions that are in effect for those employees immediately prior to the Closing Date (including, the terms of the Key Employee Incentive Plan), except as may be amended or supplemented by the Employment Term Sheets included as Exhibit I to the Sellers’ Plan Supplement dated as of February 2, 2011 [Docket No. 387].  Purchaser shall assume all Employee Obligations with respect to both Transferred Employees and the Sellers’ other employees; provided, that Purchaser shall not assume the Employee Obligations to the extent they exceed $30 million in the aggregate.  Sellers shall use reasonable efforts to cooperate with Purchaser in Purchaser’s recruitment of and offer to employ the Transferred Employees.

(b) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall retain, and Purchaser shall not assume, any Employee Benefit Plans or Canadian Plans or any other arrangement or agreements with any employees of any Seller or any other Person.  Specifically and without limiting the foregoing, Sellers shall retain and Purchaser does not assume any retention or sale bonus arrangements of  any Seller with any such employee even if that employee is employed by Purchaser whether under Section 6.7(a) or otherwise.  All Seller Liabilities to, or relating to, the Employee Benefit Plans or Canadian Plans, and all Seller Liabilities to, or relating to, any employee under such plans shall be Non-Assumed Liabilities, and Purchaser shall have no obligation or liability with respect to such Employee Benefit Plans and Canadian Plans.  Purchaser and Sellers shall take all actions necessary to cause the retention by Sellers of all such Employee Benefit Plans and Canadian Plans.

(c) All material Employee Obligations in respect of each Employee have or shall have been paid in the ordinary course of business by Sellers prior to the Closing Date, or, if applicable, the date upon which the Employee commences employment with Purchaser as a Transferred Employee pursuant to Section 6.7(a), including premium contributions, remittance and assessments for unemployment insurance, employer health tax, Canada Pension Plan, Quebec Pension Plan, income tax, workers’ compensation and any other employment related legislation, accrued wages, taxes, salaries, commissions and employee benefit plan payments.

(d) To the extent that any obligations might arise under the Worker Adjustment Retraining Notification Act (“WARN”), 29 U.S.C. Section 2101 et seq., or under any similar provision of any United States federal, state, regional, non-United States or local law, rule or regulation (hereinafter referred to collectively at “WARN Obligations”) as a consequence of the Transactions, Purchaser shall be responsible for such WARN Obligations.

(e) From the date of this Agreement through the Closing Date, Sellers shall allow Purchaser reasonable access to meet with and interview Employees during normal business hours and Sellers shall provide reasonable cooperation and information to Purchaser as reasonably requested by Purchaser with respect to its determination of appropriate terms and conditions of employment for any Employee who it is making, or causing an Affiliate to make, an offer of employment with Purchaser or its Affiliate.

(f) At Purchaser’s request, as of immediately prior to the Closing Date (but conditioned upon the occurrence of the Closing), Sellers shall take all actions necessary or appropriate to terminate or cause to be terminated any or all of the Employee Benefit Plans that are intended to be tax-qualified within the meaning of Section 401(a) of the Code.  Sellers and Purchaser shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and Sellers shall provide Purchaser a reasonable opportunity to review and comment on all such documentation.

Section 6.8 Subsequent Actions

 If at any time after the Closing Date, Purchaser or Sellers consider or are advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Acquired Assets or otherwise to carry out this Agreement, including the assumption of the Assumed Liabilities, Purchaser or Sellers shall at Purchaser’s expense, execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances and take and do all such other actions and things as may be requested by the other party in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

For the avoidance of doubt, this Section 6.8 shall survive the Closing.

Section 6.9 Publicity

.  Prior to the Closing and without limiting or restricting any party from making any filing with the Bankruptcy Court with respect to this Agreement or the Transactions, no party shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or Sellers, disclosure is otherwise required by Applicable Law, the Bankruptcy Code or the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of the Securities Exchange Commission or any stock exchange on which Purchaser lists securities, provided that the party intending to make such release shall use its reasonable best efforts consistent with such Applicable Law, the Bankruptcy Code or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

Section 6.10 Tax Matters

(a) The Purchaser and the Sellers agree that the Purchase Price is exclusive of any Transfer Taxes.  The Purchaser shall promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the Transactions provided that if any such Transfer Taxes are required to be collected, remitted or paid by a Seller, such Transfer Taxes shall be paid by the Purchaser to such Seller at such time as such Transfer Taxes are required to be paid under Applicable Law.

(b) In the event that Sellers elect to file a plan of reorganization or liquidation in conjunction with the Transactions, Purchaser and Sellers covenant and agree that they will use their reasonable best efforts to obtain an order from the Bankruptcy Court pursuant to section 1146 of the Bankruptcy Code exempting, to the maximum extent possible, the Transfer of the Acquired Assets from Sellers to Purchaser from any and all Transfer Taxes (as hereinafter defined).  To the extent the Transactions or any portion of the Transactions are not exempt from Transfer Taxes under section 1146 of the Bankruptcy Code, Purchaser shall be responsible for and shall pay all Transfer Taxes in accordance with Section 6.10(a).  Purchaser and Sellers shall cooperate in providing each other with any appropriate certification and other similar documentation relating to exemption from Transfer Taxes (including any appropriate resale exemption certifications), as provided under Applicable Law.

(c) Purchaser and Sellers agree to furnish, or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Purchaser and Sellers shall cooperate, and cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 6.10(c).  Purchaser and Sellers shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Acquired Assets or the Business for any taxable period for which the other party may have liability under this Agreement.  Purchaser and Sellers shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.

(d) Real and personal property Taxes and assessments, and all rents, utilities and other charges, on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (the “Straddle Period Property Tax”) shall be prorated on a per diem basis between Purchaser and Sellers as of the Closing Date; provided, however, that Sellers shall not be responsible for, or benefit from, any increased or decreased assessments on real or personal property resulting from the transactions contemplated hereby.  All such prorations of Straddle Period Property Taxes shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Sellers and items relating to time periods beginning after the Closing Date shall be allocated to Purchaser.  The amount of all such prorations shall be settled and paid on the Closing Date.  If any of the rates for the Straddle Period Property Taxes for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date are not established by the Closing Date, the prorations shall be made on the basis of such rates in effect for the preceding taxable period.  The apportioned obligations under this Section 6.10(d) shall be shall be timely paid and all applicable filings made in the same manner as set forth for the apportioned Transfer Taxes in Section 6.10(a) and (b).

(e) The Canadian Sellers and Purchaser shall jointly execute an election, where such election is available, under Section 22 of the Income Tax Act and the corresponding sections of any other applicable provincial statute and any regulations under such statutes with respect to the sale, assignment, transfer and conveyance of the Accounts Receivable.  The Canadian Sellers and Purchaser further agree to make jointly the necessary elections and execute and file, within the prescribed delays, the prescribed election forms and any other documents required to give effect to the foregoing and shall also prepare and file all of their respective Tax Returns in a manner consistent with the aforesaid allocations.

(f) The Canadian Sellers and Purchaser shall each execute and file a joint election under subsection 20(24) of the Income Tax Act and the corresponding provisions of any other applicable provincial statute and any regulations under such statutes, within the prescribed time periods, as to such amount, if any, paid by the Canadian Sellers to Purchaser for undertaking future obligations of the Canadian Sellers for which an amount has been included in a Canadian Seller’s income pursuant to paragraph 12(1)(a) of the Income Tax Act.  In this regard, the Canadian Sellers and Purchaser acknowledge that part of the Acquired Assets was transferred to Purchaser as a payment by the Canadian Sellers to Purchaser for the assumption by Purchaser of such future obligations of the Canadian Sellers.

(g) Canadian Sellers and Purchaser shall, where such election is available, jointly execute an election under Section 167 of the Excise Tax Act (Canada) and the corresponding provisions of any applicable provincial statute and any regulations under such statutes on the forms prescribed for such purposes along with any documentation necessary or desirable in order to effect the transfer of the Acquired Assets by Canadian Sellers without payment of any GST/HST or any other applicable provincial tax. Purchaser shall file the election forms referred to above, along with any documentation necessary or desirable to give effect to such, with the tax authorities, together with Purchaser's GST/HST or any other applicable provincial tax returns for the reporting period in which the transactions contemplated herein are consummated. Notwithstanding such election, in the event that it is determined by the tax authorities that there is GST/HST or any other provincial tax liability of Purchaser to pay GST/HST or any other provincial tax on all or part of the Acquired Assets, the Canadian Sellers and Purchaser agree that such GST/HST or any other provincial tax shall, unless already collected from Purchaser and remitted by the Canadian Sellers, be forthwith remitted by Purchaser to the Canadian Sellers or to the tax authorities as required by the tax authorities, and Purchaser shall indemnify and save the Canadian Sellers harmless with respect to any such GST/HST or any other provincial tax liability arising herein, as well as any interest and penalties related thereto.

(h) The Canadian Sellers shall comply with the provisions of section 99 of the Social Services Tax Act (British Columbia) prior to the Closing and shall deliver to Purchaser all documents necessary in the opinion of the Purchaser for compliance with that Act.  The Canadian Sellers shall comply with the provisions of section 51 of the Revenue and Financial Services Act (Saskatchewan) (“Provincial Sales Tax Laws”) prior to the Closing and shall deliver to Purchaser all documents necessary in the opinion of the Purchaser for compliance with such Provincial Sales Tax Laws.

(i) At the Funding Date, Purchaser shall be registered under Part IX of the Excise Tax Act (Canada) and, if applicable, Chapter VIII of An Act Respecting the Quebec Sales Tax (Quebec) and shall provide its registration number to the Canadian Seller.

Section 6.11 Designation Dates

. On or prior to the date of the hearing with regard to the Purchaser Protections Motion, Purchaser shall make its final designations of all contracts, in accordance with Section 2.1(c) hereof, and may, prior to the Closing Date, revise Section 2.1(c) of the Disclosure Letter to exclude from the definition of Designated Contracts and to include in the definition of Retained Assets, any Contract previously included in the definition of Designated Contracts and not otherwise included in the definition of Retained Assets; provided, that no such final designation or revision shall reduce the amount of the Purchase Price.

Section 6.12 Prompt Payment of Cure Amounts; Prepayment of Designated Customer Contracts

(a)   With respect to each Designated Contract, Sellers shall deposit into the Escrow Account, as soon as practicable after the Funding Date, all amounts (the “Cure Amounts”) that (i) are required to be paid under section 365(b)(1)(A) or (b)(1)(B) of the Bankruptcy Code in order to assume and assign such contract, or (ii) are due pursuant to order of the Bankruptcy Court as a condition to assuming and assigning such Designated Contract; provided, however, that Cure Amounts that are the subject of a bona fide dispute shall be paid by Sellers within two (2) Business Days of the effectiveness of a settlement or order of the Bankruptcy Court, as the case may be, with respect thereto.  All Cure Amounts deposited into the Escrow Account shall be thereafter held, invested and released by the Escrow Agent only in accordance with this Agreement and the Escrow Agreement.  For the avoidance of doubt, the Cure Amounts that are required to be paid with respect to each Designated Contract shall, unless otherwise agreed to by Purchaser, be paid by Sellers on or about the effective date of a plan of reorganization.

(b) If there are any payments under any Designated Customer Contract invoiced and collected during the month ending on the Funding Date for services to be rendered under such Designated Customer Contract after the Funding Date, Sellers shall provide to Purchaser, no later than the third (3rd) Business Day after the Funding Date, a statement setting forth the amounts of such prepayments and the Designated Customer Contracts to which they relate.  Sellers shall, concurrently with the delivery of the statement referred to in the preceding sentence, pay over to Purchaser an amount equal to such prepayments.

Section 6.13 Completion of Nonassignable Designated Contracts

.  Sellers shall use their reasonable best efforts to obtain any consent, approval or amendment, if any, required to novate and/or assign any Designated Contract to be assigned to Purchaser hereunder which the Bankruptcy Court determines is not able to be assumed and assigned under section 365(c) of the Bankruptcy Code (a “Nonassignable Designated Contract”).  Sellers shall keep Purchaser reasonably informed from time to time of the status of the foregoing and Purchaser shall cooperate with Seller in this regard.  To the extent that the rights of Sellers under any Nonassignable Designated Contract, or under any other Asset to be assigned to Purchaser hereunder, may not be assigned without the consent of a Third Party which has not been obtained prior to the Closing this Agreement shall not constitute an agreement to assign the same at the Closing, if an attempted assignment would be unlawful.  If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the instrument in question so that Purchaser would not acquire the benefit of all such rights, then Sellers, to the maximum extent permitted by Applicable Law and the instrument, shall act as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the instrument, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; provided, however, that nothing contemplated by this Section 6.13 shall reduce the amount of the Purchase Price.

Section 6.14 No Violation

 Purchaser will not assume ownership or control (whether de facto or de jure) of the FCC Licenses and Industry Canada Licenses of Sellers hereunder in a manner that violates any Communications Laws of the United States or Canada.

Section 6.15 Insurance; Risk of Loss

  Until the Funding Date, Sellers shall bear the risk of any loss or damage to the Acquired Assets from fire, casualty or any other occurrence.  Sellers shall maintain insurance coverage substantially similar to Sellers’ policies in effect as of the date hereof for the period from the date hereof until the Closing Date with respect to the Business and the Acquired Assets for events occurring, circumstances existing and Seller Liabilities accruing before the Closing Date.  Following the Funding Date, Purchaser shall have the benefit of any unexpired portion of Sellers’ insurance coverage, and Sellers will use commercially reasonable efforts to, on or prior to the Funding Date, cause Purchaser to be named as the insured party or loss payee under all insurance policies maintained by Sellers or Sold Companies relating to the Acquired Assets to the extent unexpired, and in the event any proceeds become payable under such unexpired insurance policies relating to occurrences or events after the Funding Date and are not paid to Purchaser, Sellers shall and shall cause the Sold Companies to hold such proceeds in trust for the benefit of Purchaser, and shall pay over such proceeds without any deduction to Purchaser promptly after receipt thereof.  Nothing herein shall require Sellers to maintain insurance coverage in respect of any Acquired Asset after the Closing Date.

Section 6.16 Purchaser Protections

Sellers shall:  (a) no later than June 15, 2011, file the Purchaser Protection Motion; and (b) no later than June 24, 2011, obtain entry of the Purchaser Protections Order by the Bankruptcy Court.

Section 6.17 Use of Proceeds of Funding Date Payment

(a) Sellers shall: (i) no later than two (2) Business Days after the Debtors determine, in consultation with the Creditors Committee that the Purchaser is the winning bidder at the auction, file with the Bankruptcy Court a motion, in form and substance reasonably acceptable to Purchaser, seeking authority to use the proceeds of the Funding Date Payment to repay in full, on the Funding Date or as soon as reasonably practicable thereafter, all of Sellers’ outstanding secured indebtedness, including, without limitation, Sellers’ outstanding obligations under (A) the DIP Credit Agreement, (B) the Senior Secured Notes, and (C) the Purchase Money Credit Agreement;  and (ii) use their reasonable best efforts to obtain, no later than twenty-six (26) Business Days after filing the motion required by subclause (i) of this Section 6.17(a), entry of a Final Order of the Bankruptcy Court granting the Sellers authority to make the payments set forth in subclause (i) of this Section 6.17(a).

(b) Sellers and Purchaser acknowledge and agree that this Section 6.17 is integral to this Agreement.

Section 6.18 Entry into New DIP Agreement

  If, within three (3) Business Days after the date of this Agreement (such third Business Day, the “DIP Agreement Amendment Date”), the DIP Credit Agreement has not been amended to provide that upon entry of the Sale Order, additional debtor-in-possession financing shall be made available to Sellers from the date of entry of the Sale Order (or the current maturity date of the DIP Credit Agreement, if earlier) to the Funding Date (the “Amended DIP Credit Agreement”), Parent shall enter into an agreement to provide such debtor-in-possession financing to Sellers as soon as practicable, but in no event more than five (5) Business Days following the DIP Agreement Amendment Date.  Purchaser acknowledges that entry into the Amended DIP Credit Agreement is an integral part of the transactions contemplated by this Agreement and that any breach by Purchaser of this Section 6.18 shall be incapable of being cured.

Section 6.19 Parent Obligations.

(a) Parent agrees to take all action necessary to cause Purchaser to perform all of its agreements, covenants and obligations under this Agreement that arise prior to the Closing Date.  Parent unconditionally guarantees to Sellers the full and complete performance by Purchaser of its obligations under this Agreement with respect to payment of the Purchase Price.  This is a guarantee of payment and performance and not of collectability.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 6.19.

(b) Parent hereby expressly acknowledges and agrees to be bound by the following provisions of this Agreement: Section 5.11 (Qualification to Hold Communications Licenses), Section 6.18 (Entry into New DIP Agreement), Section 6.19 (Parent Obligations), Section 9.3 (Notices), Section 9.4 (Counterparts), Section 9.6 (Severability),  Section 9.7 (Governing Law), Section 9.8 (Exclusive Jurisdiction), Section 9.9 (Remedies), Section 9.10 (Specific Performance), Section 9.11 (Purchaser Acknowledgement), the first sentence of Section 9.12 (Successors and Assigns), Section 9.13 (Headings) and Section 9.17 (Interpretation).

(c) Parent shall be entitled to withhold from any amount payable pursuant to this Section 6.19, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under any provision of applicable federal, state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE VII.

CONDITIONS

Section 7.1 Conditions to Obligations of Purchaser

  The obligations of Purchaser to consummate the Funding and the Closing shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Funding Date or the Closing Date, respectively, of the following conditions:

(a) Conditions to the Funding:

(i)	Government Action. There shall be no injunction, restraining order or decree of any Governmental Entity (other than the FCC or Industry Canada) in connection with the Bankruptcy Cases:

(1)
prohibiting or imposing any material limitations on Purchaser’s ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a material portion of its businesses or assets or the Acquired Assets, or compelling Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any material portion of the Acquired Assets or the business or assets of Purchaser or any of its Subsidiaries or Affiliates;

(2)
restraining or prohibiting the consummation of the Funding or the performance of any of the other Transactions, or imposing upon Purchaser or any of its Subsidiaries or Affiliates any damages or payments that are material;

(3)
imposing material limitations on the ability of Purchaser, its Subsidiaries or its Affiliates, or rendering Purchaser, its Subsidiaries or its Affiliates  unable, to accept for payment or pay for or purchase a material portion of the Acquired Assets or otherwise to consummate the Funding;

(4)	imposing material limitations on the ability of Purchaser, its Subsidiaries or its Affiliates to exercise effectively full rights of ownership of the Acquired Assets; or

(5)	otherwise having a Material Adverse Effect.

(ii)
Regulatory Action. There shall be no injunction, restraining order or decree by the FCC or Industry Canada in effect prohibiting the consummation of the Funding or the performance of any material aspect of the Transactions, taken as a whole or having any of the effects listed in Section 7.1(a)(i)(1) through (5) above.

(iii)
Consents, Approvals and Permits.  Other than the Specified Regulatory Approvals, all consents and approvals of any Person (other than a Governmental Entity) set forth in Section 7.1(a)(iii) of the Disclosure Letter, shall have been obtained, except (x) to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court or the Canadian Court, if applicable, or (y) in the case of any Nonassignable Designated Contract.  Other than the Specified Regulatory Approvals, all consents and approvals of any Governmental Entity, whether United States federal, state, local or non-United States, required in connection with the consummation of the Funding and the other Transactions, shall have been obtained except where the failure to obtain would not constitute a Material Adverse Effect.  A copy of each such consent or approval referred to in this Section 7.1(a)(iii) shall have been provided to Purchaser at or prior to the Funding.  All Permits (other than any Permit that constitutes a Specified Regulatory Approval that has not yet been obtained) necessary for the operation of the Business included in the Acquired Assets either have been Transferred to Purchaser or have been obtained by Purchaser except where the failure to obtain would not constitute a Material Adverse Effect.  All such consents, approvals and Permits referred to in this Section 7.1(a)(iii) shall be in effect at the Funding and shall not have been amended, modified, revoked or rescinded.

(iv)
Antitrust Approvals.  Other than the Specified Regulatory Approvals (excluding for this purpose any Competition Act Approval and any Investment Canada Approval, which, if required, must have been obtained), all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under any applicable antitrust regulations in any non-United States jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any non-United States competition or antitrust authority (including any required Competition Act Approval and any required Investment Canada Approval) shall have been made or obtained for the transactions contemplated by this Agreement.

(v)
Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect or any facts, events or circumstances that would reasonably be expected to have such a Material Adverse Effect.

(vi)
Sellers’ Representations and Warranties.  Each of the representations and warranties set forth in Article IV disregarding all materiality and Material Adverse Effect qualifications contained therein, shall be true and correct (i) as of the date hereof and as of the Funding Date (as though made on the Funding Date) or (ii) if made as of a date specified therein, as of such date, except (with respect to all representations and warranties set forth in Article IV other than Sections 4.1, 4.4, 4.22, 4.24(b) and 4.24(c)) for any failure to be true and correct that, individually and together with other such failures, has not had and would not reasonably be expected to have a Material Adverse Effect.

(vii)
Sellers’ Performance of Covenants.  Sellers shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Sellers to be performed or complied with by them under this Agreement.

(viii)
Certificate of Sellers’ Officers.  Purchaser shall have received from Sellers a certificate, dated the Funding Date, duly executed by the Chief Executive Officer, and the Chief Financial Officers of each individual Seller, reasonably satisfactory in form to Purchaser, to the effect of paragraph (v) through (vii) above.

(ix)	Sale Order. The Bankruptcy Court shall have entered the Sale Order, the Sale Order shall have become a Final Order and the Sale Order shall not have been reversed, stayed, modified or amended.

(x)
Sale Recognition Order.  The Canadian Court shall have entered the Sale Recognition Order in form and substance reasonably satisfactory to Purchaser, the Sale Recognition Order shall be a Final Order and the Sale Recognition Order shall not have been reversed, stayed, modified or amended in any manner materially adverse to Purchaser without Purchaser’s consent.

(xi)
Ancillary Agreements.  Sellers have duly executed and delivered to Purchaser each of the Ancillary Agreements and such Ancillary Agreements shall have been approved by order of the Bankruptcy Court (which may be included in the Sale Order) and, to the extent deemed reasonably necessary by Purchaser, the Canadian Court shall have entered an order recognizing any such order.

(b) Conditions to the Closing.  All of the conditions specified in Section 7.1(a) shall be conditions to the Closing (treating references in Section 7.1(a) to the “Funding” as references to the Closing, as applicable, and “Funding Date” as references to the Closing Date, as applicable), in addition to the following conditions:

(i)	Other Consents. All Third Party consents necessary for the Transfer of the Acquired Assets not previously delivered shall have been obtained.

(ii)	FCC Consent. The FCC Consent shall have been issued.

(iii)	Industry Canada Consent. The Industry Canada Consent shall have been issued and shall not have been amended, modified, revoked or rescinded.

(iv)	Bill of Sale; Conveyance Documents. Sellers shall have duly executed and delivered to Purchaser the Bill of Sale, each of the Intellectual Property Instruments and each other Conveyance Document.

(v)
Tax Certifications.  Purchaser shall have received a certification of non-foreign status for each Seller (other than the Canadian Sellers) in the form and manner which complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder.

(vi)
Shareholders Agreement.  Purchaser shall have become party to the Shareholders Agreement, or another agreement among the shareholders of Solutions in substantially the form of the Shareholders Agreement.

The foregoing conditions in this Section 7.1(a) and Section 7.1(b) are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in its sole discretion.  The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 7.2 Conditions to Obligations of Sellers

 The obligations of Sellers to consummate the Funding and the Closing shall be subject to the satisfaction (or waiver by Sellers) on or prior to the Funding Date or Closing Date, respectively, of the following conditions:

(a) Conditions to the Funding.

(i)
Government Action. There shall be no injunction, restraining order or decree of any Governmental Entity in effect restraining or prohibiting the consummation of the Funding or imposing upon Sellers any damages or payments that are material.

(ii)
Consents, Approvals and Permits.  Other than the Specified Regulatory Approvals, all consents and approvals of any Governmental Entity, whether United States federal, state, local or non-United States, required in connection with the consummation of the Funding and the other Transactions, shall have been obtained except where the failure to obtain would not constitute a Material Adverse Effect.  All such consents, approvals and Permits referred to in this Section 7.2(a)(ii) shall be in effect at the Funding and shall not have been amended, modified, revoked or rescinded.

(iii)
Antitrust Approvals.  Other than the Specified Regulatory Approvals (excluding for this purpose any Competition Act Approval and any Investment Canada Approval, which, if required, must have been obtained), all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under any applicable antitrust regulations in any non-United States jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any non-United States competition or antitrust authority (including any required Competition Act Approval and any required Investment Canada Approval) shall have been made or obtained for the transactions contemplated by this Agreement.

(iv)
Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Funding Date as though made as of the Funding Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(v)	Sale Order. The Sale Order, in form and substance reasonably satisfactory to Sellers, shall have become a Final Order and the Sale Order shall not have been reversed, stayed, modified or amended.

(vi)
Sale Recognition Order.  The Canadian Court shall have entered the Sale Recognition Order in form and substance reasonably satisfactory to Sellers, the Sale Recognition Order shall be a Final Order and the Sale Recognition Order shall not have been reversed, stayed, modified or amended in any manner materially adverse to Sellers without Sellers’ consent.

(b) Conditions to Closing.

(i)	FCC Consent. The FCC Consent shall have been issued.

(ii)	Industry Canada Consent. The Industry Canada Consent shall have been issued and shall not have been amended, modified, revoked or rescinded.

(iii)	Assumption of Designated Contracts. Purchaser shall have executed an Instrument of Assumption for the Designated Contracts (which shall include the Wholesale Capacity Agreement, as amended).

The foregoing conditions in Section 7.2(a) and 7.2(b) are for the sole benefit of Sellers and may be waived by Sellers, in whole or in part, at any time and from time to time in its sole discretion.  The failure by Sellers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination

 This Agreement may be terminated or abandoned at any time prior to the Funding Date as follows:

(a) By the mutual written consent of Purchaser and Sellers;

(b) By either Purchaser or Sellers (and if by Sellers, in consultation with the Creditors’ Committee) upon written notice given to the other, if the Bankruptcy Court, Canadian Court or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to prevent the entry of and remove), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

(c) By either Purchaser or Sellers upon written notice given to the other, if the Funding Date shall not have taken place on or before December 31, 2011 (the “Termination Date”).  The Termination Date may be extended by Purchaser up to but not beyond (i) March 31, 2012 (in which case, for the avoidance of doubt, Purchaser will provide additional funding to Sellers (via the Escrow Account) in order to operate the Business and, to the extent necessary for payment of Sellers’ expenses in connection with the Bankruptcy Cases, which amount shall be released to Purchaser if it is not used by the Sellers for such purposes, or (ii) if Purchaser, in its sole discretion, determines to provide additional funding to Sellers (via the Escrow Account) in order to operate the Business and, to the extent necessary for payment of Sellers’ expenses in connection with the Bankruptcy Cases, which amount shall be released to Purchaser if it is not used by the Sellers for such purposes, June 30, 2012, the latest of any of which dates shall thereafter be deemed to be the Termination Date; provided, further that the failure of the Funding to occur on or before such date is not the result of a material breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination; and

(d) By Sellers (in consultation with the Creditors’ Committee) upon written notice given to Purchaser or Parent, as applicable, if Purchaser or Parent, as applicable, shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2 and (ii) cannot be cured within ten (10) Business Days after Sellers notify Purchaser or Parent, as applicable, of such breach.

(e) By Purchaser or Sellers upon written notice given to Purchaser, if:

(i)	at the conclusion of the Sale Hearing Purchaser is not determined by the Bankruptcy Court to be the successful bidder; or

(ii)	the Bankruptcy Court enters any order approving an Alternative Transaction.

For the avoidance of doubt, Purchaser shall not be required to act as the Back-Up Bidder in any auction for the Acquired Assets, except to the extent Purchaser consents in writing to act as the Back-Up Bidder.

(f) By Purchaser upon written notice given to Sellers, if any Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 and (ii) cannot be cured within ten (10) Business Days after Purchaser notifies Sellers of such breach;

(g) By Purchaser upon written notice given to Sellers:

(i)	unless, on or prior to June 24, 2011, the Bankruptcy Court has entered the Purchaser Protections Order;

(ii)
unless, on or prior to September 30, 2011, (i) the Bankruptcy Court has entered the Sale Order and (ii) the Canadian Court has subsequently entered the Sale Recognition Order no longer than 21 days after (i); provided that Purchaser shall have the right to designate any later date for this purpose in its sole discretion;

(iii)
if any Seller seeks to have the Bankruptcy Court enter an order dismissing a Bankruptcy Case or converting it to a case under Chapter 7 of the Bankruptcy Code, or appointing a trustee in its Bankruptcy Cases or appointing a responsible officer or an examiner with enlarged powers relating to the operation of Sellers’ businesses (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Bankruptcy Code Section 1106(b), or such an order of dismissal, conversion or appointment is entered for any reason and is not be reversed or vacated within three days after the entry thereof; or

(iv)
if the Sale Order or the Sale Recognition Order has been revoked, rescinded or modified in any material respect and the order revoking, rescinding or modifying such order(s) shall not be reversed or vacated within three days after the entry thereof; provided that Purchaser shall have the right to designate any later date for this purpose in its sole discretion.

After the Funding Date, this Agreement may not be terminated for any reason other than pursuant to and strictly in compliance with the terms of Section 3.5 hereof.  Any party seeking to invoke its rights to terminate this Agreement shall give written notice thereof to the other party or parties specifying the provision hereof pursuant to which such termination is made and the effective date of such termination being the date of such notice.

Section 8.2 Effect of Termination

 If this Agreement is terminated by either party in accordance with and pursuant to Section 8.1, then, except as otherwise provided in Section 8.3 and Section 9.10, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party; provided, however, that nothing herein shall relieve any party from liability for fraud or willful breach of any provision of this Agreement prior to such termination.

Section 8.3 Good Faith Deposit; Break-Up Fee; Expense Reimbursement

(a) Solely in the event that this Agreement is terminated by Sellers pursuant to Section 8.1(d), the Good Faith Deposit shall be paid to Sellers in accordance with a Certificate of Instruction delivered pursuant to the Escrow Agreement.

(b) Except as described in Section 8.3(a), in all other cases under Section 8.1, upon the termination or abandonment of this Agreement by any party, the Good Faith Deposit shall be returned to Purchaser by wire transfer in immediately available funds or applied as Purchaser may in its sole discretion direct the Escrow Agent, in each case without withholding, set-off or deduction and so as to be received not later than two (2) Business Days following the date of such termination or abandonment.

(c) Notwithstanding Section 8.2 of this Agreement: (i) in the event that this Agreement is terminated by either Purchaser or Sellers pursuant to Section 8.1(c), (f) (except as set forth in Section 8.3(c)(ii) below) or (g) of this Agreement, then Purchaser shall have an Allowed Termination Claim equal to the amount of the Expense Reimbursement, and Sellers shall pay the Expense Reimbursement to Purchaser by wire transfer of immediately available funds within three (3) Business Days following such termination; (ii) notwithstanding Section 8.3(c)(i), in the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(f) due to a willful breach by Sellers of their covenants contained in this Agreement, then Purchaser shall have an Allowed Termination Claim equal to the amount of the sum of the Break-Up Fee plus the Expense Reimbursement, and Sellers shall pay the Break-Up Fee plus the Expense Reimbursement to Purchaser by wire transfer of immediately available funds within three (3) Business Days following such termination; provided that in the event Sellers do not have adequate funds available to make such payments, Sellers shall be required to make such payments upon the earlier of (x) the date of effectiveness of any debtor-in-possession credit facility entered into by Sellers with a lender other than Purchaser or any Affiliate of Purchaser or (y) the Bankruptcy Court’s entry of a sale order approving an Alternative Transaction, it being understood that Purchaser shall retain its Allowed Termination Claim until Purchaser receives full payment on account of the Break-Up Fee plus the Expense Reimbursement; and (iii) in the event that this Agreement is terminated by Purchaser or Sellers pursuant to Section 8.1(e) of this Agreement, then Purchaser shall have an Allowed Termination Claim equal to the amount of the sum of the Break-Up Fee plus the Expense Reimbursement, and Sellers shall pay the Break-Up Fee plus the Expense Reimbursement to Purchaser by wire transfer of immediately available funds within three (3) Business Days following the Bankruptcy Court’s entry of a sale order approving the applicable Alternative Transaction referenced in Section 8.1(e) of this Agreement.  The Break-Up Fee and Expense Reimbursement shall be paid in accordance with the terms and conditions set forth in this Section 8.3 and in the Purchaser Protections Order, and the Sellers’ obligation to pay the Break-Up Fee and Expense Reimbursement shall have such status as is specified in this Section 8.3 and in the Purchaser Protections Order.

(d) The Sellers’ obligation to pay the Breakup Fee and/or the Expense Reimbursement in accordance with this Agreement shall be joint and several, absolute and unconditional and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever and shall not be amended, discharged, expunged or released in any respect pursuant to any Plan.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements neither Sellers nor Purchaser would enter into this Agreement.

(f) If Sellers and Purchaser, acting reasonably, agree that any payment of the Good Faith Deposit or any other amount payable under this section is subject to GST/HST or any other applicable provincial sales tax or is deemed by any provision of the Excise Tax Act (Canada) or the corresponding provisions of any applicable provincial statute and any regulation under such statute to be inclusive of such tax or taxes, the party required to make such payment agrees to pay in addition to the payment an amount equal to all GST/HST or any other applicable provincial sales tax payable or deemed to be included in respect of such payment.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Survival of Covenants, Representations and Warranties

.  The representations and warranties set forth in Article IV and Article V shall not survive the Closing Date; provided, however, that all covenants and agreements set forth herein that contemplate or may involve actions to be taken or obligations in effect after the Closing Date (including, for the avoidance of doubt, Sections 3.5(a), 6.2(c), 6.5, 6.7, 6.8, 6.10, 6.13, 6.14 and 6.15) shall survive the Closing Date.

Section 9.2 Amendment and Modification

.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 9.3 Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses:

if to Purchaser, to:

Gamma Acquisition L.L.C.
c/o DISH Network Corporation
9601 S. Meridian Blvd.
Englewood, CO 80112
Facsimile:  (303) 723-1699
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY  10004
Facsimile:  (212) 558-3588
Attention:  Scott D. Miller

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:  (212) 728-8111
Attention:  Matthew A. Feldman
      William H. Gump
Rachel C. Strickland

       if to any Seller, to:

TerreStar Networks Inc.

12010 Sunset Hills Road

Reston, Virginia 20190

Facsimile:  (703) 483-7800

Attention:  Douglas Brandon, Esq.

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10016
Facsimile:  (212) 872-1002
Attention:  Stephen B. Kuhn, Esq.
Arik Preis, Esq.
Zachary N. Wittenberg, Esq.

with a copy (which shall not constitute notice) to:

Otterbourg, Steindler, Houston & Rosen, P.C.
230 Park Avenue
New York, New York 10169
Facsimile:  (212) 682-6104
Attention:  Scott L. Hazan
David M. Posner

or to such other address as a party may from time to time designate in writing in accordance with this Section 9.3.  Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (i) on the Business Day it is sent, if sent by personal delivery or telecopy, or (ii) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (iii) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt.  The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 9.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 9.4 Counterparts

  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.5 Entire Agreement; No Third Party Beneficiaries

 This Agreement, the Disclosure Letter and other schedules, annexes, and exhibits hereto, the Ancillary Agreements, the Conveyance Documents and the Sale Order (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

Section 9.6 Severability

  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.7 Governing Law

 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

Section 9.8 Exclusive Jurisdiction

  If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.3 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

Section 9.9 Remedies

  Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Sellers or Purchaser in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 9.10 Specific Performance

  Sellers, Purchaser and Parent hereby acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly agree that, in addition to any other remedies, Sellers and Purchaser or their respective successors or assigns shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond.

Section 9.11 Purchaser Acknowledgement

 Notwithstanding anything to the contrary in this Agreement (including Exhibit B), Purchaser hereby acknowledges that Sellers will not have funding available to operate the Business after December 31, 2011 and in the event that the Closing has not occurred prior to such date, Purchaser will be required to provide funding to Sellers in order to operate the Business, administer the Chapter 11 Cases (if any), and comply with their obligations under this Agreement after December 31, 2011 in amounts to be reflected in a budget to be mutually agreed upon by Purchaser, on the one hand, and Sellers, on the other hand, on or prior to December 31, 2011.  For the avoidance of doubt, in no event shall any such funding contemplated by this Section 9.11 result in a reduction of, or offset against the Purchase Price.

Section 9.12 Assignment

  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Purchaser may assign, in its sole discretion, any or all of its rights, obligations and interests hereunder to any Affiliate or Subsidiary of Purchaser.  Any purported assignment in violation of this clause shall be void.  Any permitted assignment by a party of its rights hereunder shall not relieve it of its obligations hereunder.  Subject to the first sentence of this Section 9.12, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 9.13 Headings

 The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14 No Consequential or Punitive Damages

  NO PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR INCOME, DAMAGES BASED ON ANY MULTIPLIER OF PROFITS OR OTHER VALUATION METRIC, COST OF CAPITAL, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY.

Section 9.15 Definitions

 For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” means any and all trade accounts, notes and other receivables and indebtedness for borrowed money or overdue accounts receivable, in each case owing to any Seller and all claims relating thereto or arising therefrom including GST/HST included in Accounts Receivable.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Actions” has the meaning set forth in Section 2.1(v).

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that the parties understand and agree that Echostar Corporation and DISH Network Corporation shall be deemed Affiliates of each other for purposes of this Agreement and any applicable Ancillary Agreements.

“Agreement” or “this Agreement” means this Purchase Agreement, together with the Exhibits hereto and the exhibits and schedules thereto and the Disclosure Letter.

“Allocation Statement” has the meaning set forth in Section 2.5(c)

“Allowed Termination Claim” means a claim (as such term is defined in section 101(5) of the Bankruptcy Code), which:  (i) shall be entitled to administrative expense status under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code; (ii) shall not be subordinate to any other administrative expense claim against the Sellers (other than the carve-out for professional fees and expenses set forth in paragraph 7(b) of the Final DIP Order); and (iii) shall survive the termination of the Purchase Agreement.

“Alternative Sale” has the meaning set forth in Section 3.5(b)(i).

“Alternative Sale Notice” has the meaning set forth in Section 3.5(b)(i).

“Alternative Sale Obligations” has the meaning set forth in Section 3.5(a).

“Alternative Sale Procedures” means those processes and obligations triggered by Purchaser’s delivery of notice of an Alternative Sale under Section 3.5(b) as determined pursuant to Exhibit B, and as the parties may agree.

“Alternative Transaction” means (i) any investment in, financing of, capital contribution or loan to, or restructuring or recapitalization of all or any portion of Sellers (including, without limitation, any exchange of Sellers’ outstanding debt obligations for equity securities of Sellers), (ii) any merger, consolidation, share exchange or other similar transaction to which Sellers are a party, (iii) any sale of all or substantially all of the Acquired Assets of, or any issuance, sale or transfer of any equity interests in, Sellers, or (iv) any other transaction that transfers ownership of, economic rights to, or benefits in all or a substantial portion of the Acquired Assets; provided that any plan of reorganization or liquidation, which contemplates the consummation of the Transactions shall not be deemed an Alternative Transaction.

“Amended DIP Credit Agreement” has the meaning set forth in Section 6.18.

“Ancillary Agreements” means the Escrow Agreement and all exhibits and appendices thereto.

“Applicable Law” means any law, regulation, rule, order, judgment, guideline or decree to which the Business, any Acquired Asset, or any Seller or Sold Company, is subject.

“Arrangement” has the meaning set forth in Section 3.5(a).

“Assets” means assets, properties, rights, interests, claims, contracts, and businesses of every kind, type, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent, liquidated or unliquidated, whether owned, leased or licensed and wherever located, and all rents, issues, profits, royalties, entitlements, products and proceeds of any of the foregoing.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Assumed Permitted Liens” means, (i) with respect to Real Property (a) zoning laws and other land use restrictions that do not materially impair the present use or occupancy of the property subject thereto; and (b) defects, easement rights of way, restrictions, covenants, claims or other similar charges, that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the use, title, value or possession of such Real Property; and (ii) other Permitted Liens, if any, as may be expressly designated by Purchaser in its sole and absolute discretion by written notice delivered to Sellers at least two Business Days’ prior to the Funding.

“Audited Financial Statements” has the meaning set forth in Section 4.2(a).

“Avoidance Action” means any claim, right or cause of action of Sellers arising under sections 544 through 553 of the Bankruptcy Code, except for any such actions (i) against Purchaser or any of its Affiliates (all such claims to be released at Funding); (ii) related to Designated Contracts; or (iii) in connection with any setoffs related to Acquired Assets.

“Back-Up Bidder” has the meaning set forth in the Purchaser Protections Order.

“Balance Sheet” has the meaning set forth in Section 4.2(b).

“Bankruptcy Cases” has the meaning set forth in the recitals hereof.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bill of Sale” means the bill of sale substantially in the form attached as Exhibit C hereto.

“Break-Up Fee” means an amount equal to two percent (2%) of the Purchase Price.

“Business” has the meaning set forth in the recitals hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.

“Canada Pension Plan” means the retirement pension plan sponsored by the Government of Canada.

 “Canadian Court” has the meaning set forth in the recitals hereof.

“Canadian Plan” means all plans, arrangements, programs, policies, undertakings, whether formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which any Seller or Sold Company is a party to or bound by or in which the Canadian employees or former Canadian employees of any Seller or Sold Company participate or under which any Seller or Sold Company has, or will have, any liability or contingent liability or, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any Canadian employees or former Canadian employees of any Seller or Sold Company, or Canadian directors, officers or individuals working on contract with any Seller or Sold Company (or any spouses, dependents, survivors or beneficiaries of any such persons), relating to retirement savings, pensions, supplemental pensions, bonuses, profit sharing, deferred compensation, incentive compensation, equity or unit based compensation, life or accident insurance, hospitalization, health , medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, fringe benefits, severance or termination pay or other benefit plan, other than any Canadian Union Plan, or the Canada Pension Plan, the Quebec Pension Plan or other such plan created by an Applicable Law or administered by a Governmental Entity.

“Canadian Sellers” means TerreStar Networks Holdings (Canada) Inc., an Ontario corporation, TerreStar Networks (Canada) Inc., an Ontario corporation, and 0887729 B.C. Ltd., a British Columbia corporation.

“Canadian Union Plans” mean all pension and other benefit plans for the benefit of Canadian employees or former Canadian employees of any Seller or Sold Company, which are not maintained, sponsored or administered by a Seller or Sold Company but to which any Seller or Sold Company is or was required to contribute pursuant to a collective agreement or participation agreement.

“Cash and Cash Equivalents” means (a) cash; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof, maturing within one (1) year from the date of issuance; (c) certificates of deposit, time deposits, eurodollar time deposits, deposit accounts or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank; (d) commercial paper of an issuer and maturing within six (6) months from the date of acquisition; (e)  securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any non-United States government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or non-United States government (as the case may be); (f) eurodollar time deposits having a maturity not in excess of 180 days to final maturity; (g) any other investment in United States Dollars which has no more than 180 days to final maturity; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

 “CCAA Recognition Proceeding” has the meaning set forth in the recitals hereof.

“Claim” has the meaning assigned to such term under Section 101(5) of the Bankruptcy Code.

“Closing” means the consummation of all transactions contemplated in this Agreement or, at Purchaser’s or Sellers’ election, the consummation of an Alternative Sale in accordance with Section 3.5.

“Closing Date” has the meaning set forth in Section 3.1(c).

“Closing Date Payment” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.

“Communications Laws” means the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended, and/or any rule, regulation, decision or published policy of the FCC or its staff acting pursuant to delegated authority, and the Radiocommunication Act (Canada), as amended, and the Telecommunications Act (Canada), as amended, and all rules, regulations, orders, and published decisions promulgated thereunder by Industry Canada and the CRTC.

“Communications Licenses” has the meaning set forth in Section 4.16(a).

“Company Earth Station” means any material Tracking, Telemetry, Command and Monitoring and transmitting and/or receiving teleport earth station facility on real property that is either owned in fee or leased by any Seller or Sold Company, except for earth stations facilities (i) hosted by any Seller or Sold Company for Third Parties and (ii) for which no Seller or Sold Company is liable for instances of interference.

“Company Satellite” means a satellite owned by any Seller or Sold Company or any of their respective Subsidiaries as of the date of this Agreement.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means:

(i)           the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to Closing; or

(ii)           both of (A) the waiting period, including any extension thereof, under section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (B) Purchaser has been advised in writing by the Commissioner of Competition that, in effect, such person does not have sufficient grounds at that time to apply to the Competition Tribunal under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement and therefore the Commissioner of Competition, at that time, does not intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, and any terms and conditions attached to any such advice are acceptable to Purchaser, acting reasonably, and such advice has not been rescinded or amended prior to Closing.

 “Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada).

“Concession Agreement” means any concession agreement that any Seller or Sold Company has entered into, as of the date hereof, with the ITU sponsoring administrations that permits any Seller or Sold Company to operate Company Satellites pursuant to the ITU filings of such administrations.

 “Contract” means any written agreement, contract, lease, license, consensual obligation, promise or undertaking.

“Conveyance Documents” means (a) the Bill of Sale; (b) the Intellectual Property Instruments; (c) all documents of title and instruments of conveyance necessary to Transfer record and/or beneficial ownership to Purchaser of Acquired Assets composed of automobiles, trucks, or other vehicles, trailers, and any other property owned by any Seller which requires execution, endorsement and/or delivery of a certificate of title or other document in order to vest record or beneficial ownership thereof in Purchaser; and (d) all such other documents of title, customary title insurance affidavits, deeds, endorsements, assignments and other instruments of conveyance or Transfer as, in the reasonable opinion of Purchaser’s counsel, are necessary or appropriate to vest in Purchaser good and marketable title to any Acquired Assets.

“Coordination Agreement” means any satellite intersystem coordination agreement entered into by any ITU sponsoring administration related to the Company Satellites.

“Copyrights” means any non-United States or United States copyright registrations and applications for registration thereof, and any nonregistered copyrights, all content and information contained on any website, “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works.”

“Creditors’ Committee” means the Official Committee of Unsecured Creditors in the Bankruptcy Cases.

“CRTC” means the Canadian Radio-television and Telecommunications Commission or any successor agency thereto.

“Cure Amounts” has the meaning set forth in Section 6.12.

“Debtors” has the meaning set forth in the recitals hereof.

“Designated Contracts” has the meaning set forth in Section 2.1(c).

“Disclosure Letter” means the disclosure letter of even date herewith prepared and signed by Sellers and delivered to Purchaser simultaneously with the execution hereof.

“DIP Agreement Amendment Date” has the meaning set forth in Section 6.18.

“DIP Credit Agreement” means that certain Debtor-In-Possession Credit, Security & Guaranty Agreement, dated as of October 19, 2010, by and among TerreStar Networks, as borrower, each of the other Debtors, as guarantors, The Bank of New York Mellon, as administrative agent and collateral agent, and EchoStar Corporation, a Nevada corporation, and any other lenders that may become party thereto from time to time, as may be amended, modified, ratified, extended, renewed, or restated, as well as any other documents entered into in connection therewith.

“Employee Benefit Plans” means all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, employment, termination, change-in-control or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other employee benefit plans, contracts or arrangements which cover employees or former employees of any Seller or Sold Company including “employee benefit plans” within the meaning of Section 3(3) of ERISA, other than the Key Employee Incentive Plan or any Canadian Plans or Canadian Union Plans or the Canada Pension Plan, the Québec Pension Plan or other such plan created by an Applicable Law or administered by a Governmental Entity.

“Employee” means any employee of the Sellers as of the Closing Date, as identified on Section 4.14 of the Disclosure Letter.  Sellers shall update Section 4.14 of the Disclosure Letter  periodically to reflect new hires, terminations and the commencement of approved leaves of absence.

“Employee Obligation Amount” has the meaning set forth in Section 2.5(b)(v).

“Employee Obligations” has the meaning set forth in Section 2.3.

“Environmental Laws” means United States federal, state, local and non-United States laws, permits and governmental agreements and requirements of Governmental Entities relating to human health, safety and the environment, including, but not limited to, Hazardous Materials.

“Equipment” has the meaning set forth in Section 2.1(j).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.15(a).

 “Escrow Account” has the meaning specified for the term in the Escrow Agreement.

“Escrow Agent” has the meaning specified for the term in the Escrow Agreement.

“Escrow Agreement” means an agreement between Purchaser, Sellers and Escrow Agent in substantially the form attached as Exhibit D hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Reimbursement” means all reasonable, actual and documented costs and expenses of Purchaser incurred in connection with the negotiation, documentation, execution and delivery of this Agreement, and the consummation of the Transactions, including, without limitation, reasonable costs and expenses of the Purchaser’s counsel and financial advisors (i.e., Sullivan & Cromwell LLP, Willkie Farr & Gallagher LLP, Steptoe & Johnson LLP, Goodmans LLP and Lazard Ltd.); provided, however, that the aggregate amount of the Expense Reimbursement shall not exceed $3,000,000.

“FCC” means the Federal Communications Commission or any successor agency thereto.

“FCC Consent” means an order, orders, or public notice of the FCC (or its staff acting pursuant to delegated authority) consenting or confirming the consent, to the Transfer of control and/or assignment of Permits from Sellers to Purchaser (including any related agreements with the United States Department of Justice, the United States Department of Homeland Security, and the Federal Bureau of Investigation regarding national security, law enforcement, defense or public safety issues required in connection with such prior approval of the FCC) (a) that is in full force and effect and (b) that has either (i) not been reconsidered, vacated or set aside on appeal, reconsideration, or review and (ii) all applicable periods for appeal, reconsideration, or review of such orders, or of an order on review of such orders, have elapsed, and no appeal or petition for reconsideration or review has been filed, and no reconsideration by the FCC sua sponte has occurred, and (c) that is not subject to conditions deemed unacceptable in Purchaser’s sole discretion; provided, however, that, in Purchaser’s sole judgment, an order shall qualify as an FCC Consent even though one or more of the requirements of (b)(i) and (b)(ii) have not been satisfied.

“FCC Licenses” has the meaning set forth in Section 4.6.

“Final DIP Order” means that certain Final Order Under Sections 105, 361, 362, 363(c), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and 507 of the Bankruptcy Code and Bankruptcy Rules 2002, 4001 and 9014:  (I) Authorizing Debtors to Obtain Postpetition Financing; (II) Authorizing Debtors to Use Cash Collateral; and (III) Granting Adequate Protection to Prepetition Secured Parties, entered by the Bankruptcy Court on November 18, 2010 [Docket No. 181].

“Final Instruction” has the meaning specified for the term in the Escrow Agreement.

“Final Order” means an order or judgment of the Bankruptcy Court, the Canadian Court or other court of competent jurisdiction, the implementation or operation or effect of which has not been stayed, and as to which the time to appeal or petition for certiorari, has expired and as to which no appeal or petition for certiorari, shall then be pending or in the event that an appeal or writ of certiorari thereof has been sought, such order of the Bankruptcy Court, the Canadian Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, shall have been denied and the time to take any further appeal or petition for certiorari shall have expired.

“Funding” means the consummation of the transactions contemplated hereby except the Transfer of the Acquired Assets.

“Funding Date” has the meaning set forth in Section 3.1(b).

“Funding Date Consideration” has the meaning set forth in Section 2.5(a).

“Funding Date Payment” has the meaning set forth in Section 2.5(a).

 “GAAP” means United States generally accepted accounting principles, Canadian generally accepted accounting principles or international financial reporting standards, as may be applicable, and as consistently applied.

“Good Faith Deposit” has the meaning set forth in Section 2.5(b)(i).

“Governmental Entity” means any national, federal, state, municipal, local, provincial, territorial, government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal, including any United States, Canadian or other such entity anywhere in the world.

“GST/HST” means goods and services tax or harmonized sales tax payable under Part IX of the Excise Tax Act (Canada) and any regulation under such statute.

“Guaranteed Obligations” has the meaning set forth in Section 6.19.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls; and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

“Historical Financial Statements” has the meaning set forth in Section 4.2(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Income Tax Act” means the Income Tax Act (Canada), as amended.

“Indebtedness” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business, consistent with past practice); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent); (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness; and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Industry Canada” means the Canadian federal Department of Industry, or any successor or any department or agency thereof, administering the Radiocommunication Act (Canada), among other statutes, including its staff acting under delegated authority, and includes the Minister of Industry (Canada) and the Commissioner of Competition (Canada).

“Industry Canada Approval” means the prior approval of Industry Canada in respect of the transfer of control of TerreStar Networks (Canada) Inc. and/or the Transfer of the Industry Canada Licenses from Sellers to Purchaser, pursuant to the terms and conditions set out in the Industry Canada Licenses, provided that such approval (a) is in full force and effect and (b) has either (i) not been reconsidered, vacated or set aside on appeal, reconsideration, or review and (ii) all applicable periods for appeal, reconsideration, or review of such approval have elapsed, and no appeal or petition for reconsideration or review has been filed, and no reconsideration by Industry Canada sua sponte has occurred, and (c) that is not subject to conditions deemed unacceptable in Purchaser’s sole discretion; provided, however, that, in Purchaser’s sole judgment, an approval shall qualify as an Industry Canada Approval even though one or more of the requirements of (b)(i) and (b)(ii) have not been satisfied.

“Industry Canada Consent” includes the Industry Canada Approval and, if required, the Investment Canada Approval and the Competition Act Approval.

“Industry Canada Licenses” means the Industry Canada licenses and authorizations held by Sellers listed on Section 2.1(h) of the Disclosure Letter.

“Instrument of Assumption” means the instrument of assumption substantially in the form attached as Exhibit E hereto.

“Intellectual Property” means Trademarks; Patents; Copyrights; Software; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae, methodologies, research and development, business methods, processes, technology, interpretive code or source code, object or executable code, libraries, development documentation, compilers (other than commercially available compilers), programming tools, drawings, specifications and data, and applications or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions; trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; database rights; Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites; all rights under agreements relating to the foregoing; all books and records pertaining to the foregoing, and claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing; in each case used in or necessary for the conduct of Sellers’ businesses as currently conducted or contemplated to be conducted.

“Intellectual Property Instruments” instruments of Transfer, in form suitable for recording in the appropriate office or bureau, effecting the Transfer of the Copyrights, Trademarks and Patents owned or held by Sellers.

“Intercompany Receivables” means any and all amounts that are owed (i) by any direct or indirect Subsidiary or Affiliate of any Seller or Sold Company to any Seller or Sold Company, or (ii) from one Seller or Sold Company to another, in each case pursuant to bona fide obligations, and all claims relating thereto or arising therefrom.

“Interests” means all liens, claims, interests, encumbrances, rights, remedies, restrictions, liabilities and contractual commitments of any kind or nature whatsoever, whether arising before or after the petition date in the Bankruptcy Cases, whether at law or in equity.

“Inventory” has the meaning set forth in Section 2.1(g).

“Investment” means shares of stock (other than shares of stock in Subsidiaries), notes, bonds, debentures, options and other securities but not including Cash and Cash Equivalents.

“Investment Bank” means a national or international investment bank of recognized standing acceptable to Sellers and Purchaser or, if Sellers and Purchasers cannot agree, then one of two such institutions proposed by Purchaser with the final selection from the two to be made by Sellers.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended.

“Investment Canada Approval” means that the Minister of Industry has approved or shall be deemed to have approved the transactions contemplated by this Agreement pursuant to the Investment Canada Act on terms and conditions satisfactory to Purchaser, acting reasonably.

“IRS” means the United States Internal Revenue Service.

“ITU” means the International Telecommunications Union.

“Key Employee Incentive Plan” means the Key Employee Incentive Plan referenced in Sellers’ motion dated as of February 1, 2011, and granted by the Bankruptcy Court on February 23, 2011 [Docket #444].

“Knowledge” ” as applied to each Seller, means a person listed on Section 9.15(a) of the Disclosure Letter hereto with respect to the applicable Seller is actually aware of a particular fact; and “knowledge” as applied to Purchaser, means that each person listed under “Purchaser” in Section 9.15(a) of the Disclosure Letter hereto is actually aware of a particular fact.

“Leased Real Property” means the leasehold interests held by Sellers under the Real Property Leases.

“License Agreements” has the meaning set forth in Section 4.7(b).

“Lien” means, with respect to any asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code as in effect from time to time in the State of New York or comparable law of any jurisdiction) and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Master Service Agreement” means that certain Master Service Agreement dated June 29, 2009 between Equinix Canada Ltd. and TerreStar Networks (Canada) Inc.

“Material Adverse Effect” means any change, effect, event or condition that has had or would reasonably be expected to have (i) a material adverse effect on the assets, operations, results of operations or financial condition of the Business, or as applicable in the case of Solutions, its business, or (ii) a material adverse effect on the ability of Sellers to consummate the Transactions; it being understood and agreed that any Material Satellite Event shall constitute a Material Adverse Effect; provided that the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect: (A) changes in general economic conditions or securities or financial markets in general that do not have a disproportionate effect on the Business (relative to the effect on other Persons operating in the same industry as Sellers), (B) changes in the industry in which Sellers operate and that do not specifically relate to, or have a disproportionate effect on, the Business (relative to the effect on other Persons operating in the same industry as Sellers), (C) changes in Applicable Law or interpretations thereof by any Governmental Entity that do not have a disproportionate effect on the Business (relative to the effect on other Persons operating in the same industry as Sellers), (D) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism that does not have a disproportionate effect on the Business (relative to the effect on other Persons operating in the same industry as Sellers), (E) changes to the extent resulting from the announcement or the existence of, or compliance with, this Agreement and the Transactions (including without limitation any lawsuit related thereto), the impact on relationships with suppliers, customers, employees or others and any action or anticipated action by the FCC or Industry Canada as a result of this Agreement and/or the Transactions, (F) any changes in accounting regulations or principles that does not have a disproportionate effect on the Business (relative to the effect on other Persons operating in the same industry as Sellers), (G) any change in the market price or trading volumes of Sellers (it being understood for the purposes of this subclause (G) that any facts underlying such change that are not otherwise covered by the immediately preceding clauses (A) through (F) may be taken into account in determining whether or not there has been a Material Adverse Effect), and (H) any changes resulting from actions of Sellers expressly agreed to or requested in writing by Purchaser.

“Material Contract” has the meaning set forth in Section 4.8.

“Material Satellite Event” means, (i) with respect to T1, (A) a Total Loss, or (B) a Partial Loss, or (C) any anomaly or series of anomalies resulting in a reduction of 10% or more of the Throughput Capacity as compared to the agreed operating Satellite Performance Specifications of T1 and, (ii) with respect to T2, any state of facts, changes, developments, events, effects, conditions or occurrences that would reasonably be expected to, individually or in the aggregate, materially impair or delay or increase the cost of or the time required to perform the design, construction, launch, orbit or operation of T2.

“Mobile Satellite System” has the meaning set forth in Section 2.1(i).

“Nonassignable Asset” has the meaning set forth in Section 3.4.

“Nonassignable Designated Contract” has the meaning set forth in Section 6.13.

“Non-Assumed Liabilities” has the meaning set forth in Section 2.4.

“Operating Budget” means the budget annexed hereto as Exhibit G, as may be amended from time to time with the consent of Purchaser.

“Owned Intellectual Property” has the meaning set forth in Section 4.7(e).

“Partial Loss” means a reduction of 10% or more to Throughput Capacity as compared to the agreed operating Satellite Performance Specifications of T1 for any reason, including by reason of a System Failure.

“Patents” means all patents, patent applications and non-United States counterparts thereof, and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing).

“Permits” means permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity, including, without limitation, the FCC Licenses and Industry Canada Licenses.

“Permitted Liens” means (i) zoning laws and other land use restrictions that do not materially impair the present use or occupancy of the property subject thereto, (ii) any statutory Liens imposed by law for material Taxes that are not yet due and payable, or that a Seller is contesting in good faith in proper proceedings and which are set forth on Section 9.16(b) of the Disclosure Letter, (iii) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens arising in the ordinary course of business, consistent with past practice or being contested in good faith, (iv) with respect to any Real Property, any defects, easement rights of way, restrictions, covenants, claims or other similar charges, that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the use, title, value or possession of such Real Property, and (v) any Liens imposed by the DIP Credit Agreement in accordance with the terms thereof.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

“Plan” has the meaning set forth in Section 3.5(a).

“Provincial Sales Tax Laws” has the meaning set forth in Section 6.10(h).

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser Alternative Sale Notice” has the meaning set forth in Section 3.5(b)(i).

“Purchase Money Credit Agreement” means the Purchase Money Credit Agreement, dated as of February 5, 2008, among TerreStar Networks Inc., as borrower, each of the guarantors named therein, the lenders party thereto and U.S. Bank National Association as Collateral Agent.

“Purchaser DIP Termination Letter” means that certain payoff letter, dated as of Funding Date, from Echostar Corporation to Sellers in connection with the payment of all amounts outstanding under the DIP Credit Agreement and the termination of all obligations thereunder.

 “Purchaser Material Adverse Effect” means a material adverse effect on the business, assets, operations, results of operations or financial condition of Purchaser or on Purchaser’s ability to consummate the Transactions or delay the same in any material respect.

 “Purchaser Protection Motion” means a motion, in form and substance reasonably acceptable to Purchaser, requesting that the Bankruptcy Court: (a) approve the Break-Up Fee on the terms and conditions set forth in Section 8.3 of this Agreement; (b) approve the Expense Reimbursement on the terms and conditions set forth in Section 8.3 of this Agreement; (c) require the initial bid by each party for the sale of the Acquired Assets to be payable in cash or equity securities freely tradable on a nationally recognized securities exchange; and (d) require the minimum initial overbid at any auction for the sale of the Acquired Assets to exceed the Purchase Price by the sum of (i) the maximum amount of the Expense Reimbursement plus (ii) the amount of the Break-Up Fee plus (iii) $25 million.

“Purchaser Protections Order” means an order of the Bankruptcy Court (together with all exhibits thereto), in form and substance reasonably acceptable to Purchaser: (a) approving the payment of the Break-Up Fee on the terms and conditions set forth in Section 8.3 of this Agreement; (b) approving the Expense Reimbursement on the terms and conditions set forth in Section 8.3 of this Agreement; (c) requiring the initial bid by each party at any auction for the sale of the Acquired Assets to be payable in cash or equity securities freely tradable on a nationally recognized securities exchange, provided, however, that Sellers, in consultation with the statutory committee of unsecured creditors, reserve the right to accept a bid that includes consideration in the form of an agreement to forgive secured debt as an initial minimum overbid, so long as such bid satisfies all of the requirements of an initial minimum overbid other than the requirement that the bid be payable in cash or equity securities freely tradable on a nationally recognized securities exchange; provided, further, that Sellers, in consultation with the statutory committee of unsecured creditors, will state the value and methodology for valuation of any such bid on the record of the auction; and (d) requiring the minimum initial overbid at any auction for the sale of the Acquired Assets to exceed the Purchase Price by the sum of (i) the maximum amount of the Expense Reimbursement plus (ii) the amount of the Break-Up Fee plus (iii) $25 million.

“Quebec Pension Plan” means the retirement pension plan sponsored by the Province of Quebec.

“Real Property” means all real property that is owned or used by any Seller or Sold Company or that is reflected as an Asset of any Seller or Sold Company on the Balance Sheet.

“Real Property Leases” means the real property leases to which any Seller or Sold Company is a party as described in Section 2.1(c).

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early termination authorizations, clearances or written confirmation of no intention to initiate legal proceedings from Governmental Entities as required and as set out in Section 4.6 of the Disclosure Letter.

“Retained Assets” has the meaning set forth in Section 2.2.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, warrants, performance awards, units, dividend equivalent awards, deferred rights, “phantom” stock or other equity or equity-based rights or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price of or value for or which has the right to vote with, shares of capital stock or other voting securities or equity interests of such first Person.

“Rights and Services Agreement” means that certain Rights And Services Agreement effective August 11, 2009 between TerreStar Solutions Inc. and TerreStar Networks Inc.

“Sale Hearing” means a hearing under sections 363 and 365 of the Bankruptcy Code to obtain the approval by the Bankruptcy Court of the sale of the Acquired Assets to Purchaser and of the Transactions.

“Sale Order” means an order of the Bankruptcy Court in the form attached as Exhibit F hereto, or otherwise in form and substance satisfactory to Purchaser in its sole discretion, approving the Agreement and authorizing and directing the Sellers to consummate the Transactions under sections 105, 363 and 365 of the Bankruptcy Code.

“Sale Recognition Order” means an Order of the Canadian Court, in form and substance satisfactory to Purchaser in its sole discretion, recognizing the Sale Order.

“Satellite Performance Specifications” of a satellite means the performance specifications as set forth in the construction contract for such satellite.

“Securities Act” has the meaning set forth in Section 5.9.

“Seller” and “Sellers” each has the meaning set forth in the preamble hereof.

“Seller Alternative Sale Notice” has the meaning set forth in Section 3.5(b)(i).

“Seller Liabilities”  means all Indebtedness, Claims, Liens, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, matured or unmatured, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the commencement of the Bankruptcy Cases) of or against any Seller or Solutions or any of the Acquired Assets.

“Seller Permits” has the meaning set forth in Section 4.12(c).

“Seller Successor” has the meaning set forth in Section 3.5(a).

“Senior Secured Notes” means the 15% senior secured payment-in-kind notes, issued by TerreStar Networks Inc. pursuant to that certain Indenture, dated as of February 14, 2007 between TerreStar Networks Inc., as issuer, the guarantors from time to time party thereto and U.S. Bank National Association, as Indenture Trustee, as well as any guarantees and other documents entered into in connection therewith, and as amended by those certain First and Second Supplemental Indentures, each dated as of February 7, 2008.

“Shareholders Agreement” means that certain Shareholders Agreement, dated August 11, 2009, by and among TerreStar Solutions Holdings Inc., Trio 2 General Partnership, TerreStar Solutions Inc. (a/k/a 4491190 Canada Inc.) and TerreStar Networks.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) computerized databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Sold Company” has the meaning set forth in Section 2.1(a).

“Specified Regulatory Approvals” means the FCC Consent and the Industry Canada Consent and “Specified Regulatory Approval” means any of them.

“Straddle Period Property Tax” has the meaning set forth in Section 6.10(d).

“Subsidiary” means, with respect to any Person, any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by such Person or (ii) with respect to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management.

“System Equipment” has the meaning set forth in Section 2.1(j).

“System Failure” means the failure of any component that supports the overall power supply, operation, and/or maneuverability of a satellite, including solar arrays, momentum wheels, earth sensors, thrusters, propulsion systems, traveling wave tube amplifiers, low noise amplifiers, and other similar equipment.

“T1” means the first-generation satellite TerreStar-1 and its components.

“T2” means the second-generation satellite TerreStar-2 and its components, presently under construction pursuant to the T2 Construction Contract.

“T2 Construction Contract” means the Amended and Restated Contract for TerreStar-2, dated as of December 12, 2007, by and between TerreStar Networks and Space Systems/Loral, Inc., as amended from time to time.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States, federal, provincial or municipal taxes, fees, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, customs duties, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

“Tax Authority” means any Governmental Entity with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Return” means any return, claim, election, information return, declaration, report, statement, schedule, or other document required to be filed in respect of Taxes and amended Tax Returns and claims for refund.

“Termination Date” has the meaning set forth in Section 8.1(c).

“TerreStar Networks” has the meaning set forth in the preamble hereof.

“Third Party” means any Person other than Sellers, Purchaser or any of their respective Affiliates.

“Third Party Deposits” has the meaning set forth in Section 2.1(p).

“Throughput Capacity” means the rate at which T1 is downlinking data at a particular point in time, expressed in megabits per second.

“Total Loss” means the loss of Throughput Capacity for any reason, including by reason of a System Failure.

“Trademarks” means any trademarks, service marks, trade names, corporate names, Internet domain names, designs, trade dress, product configurations, logos, slogans, and general intangibles of like nature, together with all translations, adaptations, derivations and combinations thereof, all goodwill, registrations and applications in any jurisdiction pertaining to the foregoing.

“Transactions” means all the transactions provided for or contemplated by this Agreement and/or the Ancillary Agreements.

 “Transfer” means sell, convey, assign, transfer and deliver, and “Transferable” shall have a corollary meaning.

“Transfer Taxes” means all goods and services, harmonized sales, excise, sales, use, transfer, stamp, stamp duty, recording, value added, gross receipts, documentary, filing, and all other similar Taxes or duties, fees  or other like charges, however denominated (including any real property transfer taxes and conveyance and recording fees and notarial fees), in each case including interest, penalties or additions attributable thereto whether or not disputed and for greater certainty includes GST/HST and any other Canadian federal or provincial sales or excise taxes, arising out of or in connection with the Transactions, regardless of whether the Governmental Entity seeks to collect the Transfer Tax from Sellers or Purchasers.

“Transferred Employee” has the meaning set forth in Section 6.7(b).

“Unaudited Financial Statements” has the meaning set forth in Section 4.2(b).

“WARN” has the meaning set forth in Section 6.7(e).

“WARN Obligations” has the meaning set forth in Section 6.7(e).

“Wholesale Capacity Agreement” means the First Amended and Restated Wholesale Satellite Capacity Agreement dated October 6, 2010 between TerreStar Networks (Canada) Inc. and TerreStar Solutions Inc.

“Working Capital Escrow Consideration” has the meaning set forth in Section 2.5(a).

Section 9.16 Bulk Transfer Notices

.  Sellers and Purchaser hereby waive compliance with any bulk transfer provisions of the Uniform Commercial Code (or any similar Applicable Law), to the extent not repealed in any applicable jurisdiction, in connection with this Agreement and the Transactions.

Section 9.17 Interpretation

(a) When a reference is made in this Agreement to a Section, Article, subsection, paragraph, item or Exhibit, such reference shall be to a Section, Article, subsection, paragraph, item or Exhibit of this Agreement unless clearly indicated to the contrary.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) References to $ are to United States Dollars.

(h) The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

      SELLERS:

TERRESTAR NETWORKS INC.

By:

Name:

Title:

TERRESTAR LICENSE INC.

By:

Name:

Title:

TERRESTAR NATIONAL SERVICES INC.

By:

Name:

Title:

TERRESTAR NETWORKS HOLDINGS (CANADA) INC.

By:

Name:

Title:

TERRESTAR NETWORKS (CANADA) INC.

By:

Name:

Title:

0887729 B.C. LTD.

By:

Name:

Title:

PURCHASER:

GAMMA ACQUISITION L.L.C.

By:

Name:

Title:

PARENT (solely with respect to Section 6.19):

DISH NETWORK CORPORATION

By:

Name:

Title:

[Signature Pages to Purchase Agreement]